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EXHIBIT 99.1

Item 6.    Selected Financial Data

        The following data, insofar as it relates to each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007 has been derived from annual consolidated financial statements, including the consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows and the notes thereto. The information presented below should be read in conjunction with our consolidated financial statements and the notes thereto, including Note 2 related to significant accounting policies, Note 3 for acquisitions and Note 4 related to discontinued operations, and the other information contained elsewhere in this report.

	Years ended December 31,
(in thousands, except per share data)	2011	2010	2009	2008	2007
Revenues	$2,571,358	$1,587,730	$966,827	$1,149,684	$774,795
Income from continuing operations	$363,598	$389,425	$141,850	$231,192	$98,227
Basic income per share from continuing operations	$6.03	$7.32	$2.67	$4.30	$1.89
Number of shares used in calculation of basic income per share from continuing operations	60,257	53,179	53,076	53,791	52,016
Diluted income per share from continuing operations	$6.00	$7.25	$2.64	$4.24	$1.87
Number of shares used in calculation of diluted income per share from continuing operations	60,611	53,700	53,819	54,585	52,490
Capital expenditures	$414,566	$157,476	$96,298	$141,627	$147,556
Net property, plant and equipment	$4,687,591	$790,001	$522,931	$504,585	$385,140
Consolidated total assets	$6,856,508	$1,657,765	$1,259,356	$3,067,993	$2,767,281
Debt:
2011 term loan A	$894,837	$—	$—	$—	$—
2011 term loan B	$1,333,163	$—	$—	$—	$—
2011 revolving credit facility	$10,000	$—	$—	$—	$—
2005 Walter term loan	$—	$136,062	$137,498	$138,934	$218,517
2005 Walter revolving credit facility	$—	$—	$—	$40,000	$—
Convertible senior subordinated notes	$—	$—	$—	$—	$785
Miscellaneous debt(1)	$87,715	$32,411	$39,000	$46,451	$6,558
Quarterly cash dividend per common share(2)	$0.125	$0.125	$0.10	$0.10	$0.05

(1)
This balance includes capital lease obligations and an equipment financing agreement.

(2)
On July 31, 2008, the Board of Directors approved an increase in the Company's regular quarterly dividend rate from $0.05 per common share to $0.10 per common share. On April 21, 2010, the Board of Directors approved an additional increase in the Company's regular quarterly dividend rate from $0.10 per common share to $0.125 per common share.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

ORGANIZATION

        Walter Energy, Inc. ("Walter") is a leading producer and exporter of metallurgical coal for the global steel industry from underground and surface mines located in the United States, Canada and the United Kingdom. Walter also produces thermal coal, anthracite coal, metallurgical coke and coal bed methane gas.

        As described in Note 3 of "Notes to Consolidated Financial Statements", on April 1, 2011 we completed the acquisition of Western Coal Corp. ("Western Coal"). The accompanying summary of operating results includes the results of operations of Western Coal since April 1, 2011. As a result of the Western Coal acquisition and the change in how our Chief Operating Decision Maker evaluates the business operations, beginning with the second quarter of 2011 we have revised our reportable segments by arranging them geographically. We now report all of our operations located in the U.S. in the U.S. Operations segment which includes our previous operating segments of Underground Mining, Surface Mining and Walter Coke. The U.S. Operations segment also includes the West Virginia mining operations acquired through the acquisition of Western Coal. We report our mining operations acquired through the Western Coal acquisition located in Northeast British Columbia (Canada) and South Wales (United Kingdom) in the Canadian and U.K. Operations segment. Previously reported segment amounts have been restated to conform to the current period presentation. Previously reported ton and per ton statistics have been restated to metric tons from short tons for all periods presented.

        In December 2008, we announced the closure of our Homebuilding segment and on April 17, 2009, we spun off our Financing segment, creating Walter Investment Management Corp., a publicly-traded real estate investment trust. As a result of the closure and spin-off, those segments are presented as discontinued operations for the years ended December 31, 2010 and 2009. See further discussion in Note 4 of "Notes to Consolidated Financial Statements." Unless otherwise noted, this "Management's Discussion and Analysis of Financial Condition and Results of Operations" addresses our continuing operations only.

EXECUTIVE DISCUSSION

        In 2011 we achieved record revenues, EBITDA and metallurgical coal sales largely due to the acquisition of Western Coal and strong pricing through much of the year for hard coking coal. Our key accomplishments in 2011 include:

  •
  On April 1, 2011 we completed the acquisition of Western Coal for a total purchase price of approximately $3.7 billion. Western Coal is a producer of high quality metallurgical coal from mines in Northeast British Columbia (Canada), high quality metallurgical coal and compliant thermal coal from mines located in West Virginia (United States), and high quality anthracite coal in South Wales (United Kingdom). The acquisition of Western Coal transformed the Company into the leading, publicly traded 'pure-play' metallurgical coal producer in the world with strategic access to high-growth steel-producing countries in Asia, South America and Europe. We have significant reserves available for future production, the majority of which is high-demand metallurgical coal, with a diverse geographical footprint.

  •
  On May 6, 2011 we acquired mineral rights for approximately 68 million metric tons of recoverable Blue Creek metallurgical coal reserves to the northwest of our existing Alabama mines from a subsidiary of Chevron Corporation. The transaction captured an integral portion of the last remaining block of Blue Creek metallurgical coal and paves the way for a strategic opportunity to assemble approximately 170 million metric tons of high quality hard coking coal and the development of a new underground mine. In addition, we acquired Chevron

    Corporation's existing North River thermal coal mine in Fayette and Tuscaloosa Counties of Alabama.

  •
  Within our Canadian and U.K. Operations segment, our Falling Creek connector road project was substantially commissioned near the end of the 2011 third quarter and truck hauling volumes on the road have continued to increase into the 2012 first quarter. The Falling Creek connector road connects the Brule mine to the Willow Creek mine where Brule's coal is processed and loaded at the rail load out facility. The new connector road reduces the hauling distance as compared to the previous route from just over 62 miles down to 37 miles. It is anticipated that we will be able to increase our payload capacity resulting in lower transportation costs.

  •
  Our Canadian operations continued to implement expansion plans and initiatives designed to increase production, optimize equipment and move from contract to owner operated mines at two of the mines, one in 2012 and the other in 2013.

Industry Overview and Outlook

        Global steel production reached a record 1.5 billion metric tons in 2011, an increase of 6.8% from the previous record of 1.4 billion metric tons set in 2010, including in countries in our key markets of Asia, South America and Europe. All major steel producing countries showed growth in 2011. Annual 2011 steel production for Asia was 988 million metric tons, an increase of 7.9% compared to 2010. The share of global steel production by countries in Asia, South America and Europe increased slightly in 2011 to 64.7% from 64.0% in 2010. Steel production in South America experienced significant gains, up 10.2% for the year, while steel production in Europe showed a modest gain of 4.6% compared to 2010.

        Coking coal prices have softened somewhat as we have entered into 2012, with spot prices slightly below the first quarter benchmark price of $235 per metric ton. Prices have been recently constrained by contracting Chinese and emerging market growth, continued monetary issues in Europe, and slow growth in both the U.S. and European economies. However, the long-term demand for metallurgical coal within all our geographic markets is anticipated to remain strong as industry projections continue to suggest that global steelmaking will continue to require increasing amounts of high quality metallurgical coal. If necessary, we will leverage the opportunity to potentially increase coal inventory to working levels which could help both quality and profitability as it may provide better opportunities for blending as well as lower demurrage costs. We are focused on the long-term contractual market and anticipate continued strong demand for the high-quality metallurgical coals we produce.

        For 2012 we remain well positioned to achieve record metallurgical coal production and currently expect 2012 metallurgical coal production to be within the range of 11.5 million and 13.0 million metric tons of which approximately 75% will be hard coking coal and 25% will be low-volatile PCI coal. We expect more than one-third of the growth in production to come from our Alabama underground Mine No. 7 after having experienced slow cutting rates for the majority of 2011, just under one third of the growth in production is expected to come from our other U.S. mining operations in Alabama and West Virginia, and one-third of the growth is anticipated to come from increased production at our Canadian operations.

        The strong market environment influences Walter's investment considerations and is the primary driver for our growth prospects:

  •
  Our coking coal product is among the highest quality in the world. Our low-volatile PCI coals possess the chemical and physical characteristics, including high coke strength and good fluidity, which steel producers prefer.

  •
  We believe that demand for high quality, metallurgical coals, will continue to increase and that these raw materials will continue to grow in scarcity, particularly for the highest-grade coals, such as ours.

RESULTS OF CONTINUING OPERATIONS

2011 Summary Operating Results

	For the Year Ended December 31, 2011
(in thousands)	U.S. Operations	Canadian and U.K. Operations	Other	Total
Sales	$1,850,015	$711,322	$988	$2,562,325
Miscellaneous income (loss)	21,167	(13,268)	1,134	9,033

Revenues	1,871,182	698,054	2,122	2,571,358
Cost of sales (exclusive of depreciation and depletion)	1,050,743	509,213	1,156	1,561,112
Depreciation and depletion	155,702	74,203	776	230,681
Selling, general and administrative	61,622	28,100	76,027	165,749
Postretirement benefits	41,745	—	(1,360)	40,385

Operating income (loss)	$561,370	$86,538	$(74,477)	573,431

Interest expense, net				(96,214)
Other income, net				17,606
Income tax expense				(131,225)

Income from continuing operations				$363,598

	For the Year Ended December 31, 2010
(in thousands)	U.S. Operations	Canadian and U.K. Operations	Other	Total
Sales	$1,569,939	$—	$906	$1,570,845
Miscellaneous income	14,795	—	2,090	16,885

Revenues	1,584,734	—	2,996	1,587,730
Cost of sales (exclusive of depreciation and depletion)	766,279	—	237	766,516
Depreciation and depletion	98,170	—	532	98,702
Selling, general and administrative	42,615	—	44,357	86,972
Postretirement benefits	43,228	—	(1,750)	41,478

Operating income (loss)	$634,442	$—	$(40,380)	594,062

Interest expense, net				(16,466)
Income tax expense				(188,171)

Income from continuing operations				$389,425

	Increase (Decrease) for the Year Ended December 31, 2011
(in thousands)	U.S. Operations	Canadian and U.K. Operations	Other	Total
Sales	$280,076	$711,322	$82	$991,480
Miscellaneous income (loss)	6,372	(13,268)	(956)	(7,852)

Revenues	286,448	698,054	(874)	983,628
Cost of sales (exclusive of depreciation and depletion)	284,464	509,213	919	794,596
Depreciation and depletion	57,532	74,203	244	131,979
Selling, general and administrative	19,007	28,100	31,670	78,777
Postretirement benefits	(1,483)	—	390	(1,093)

Operating income (loss)	$(73,072)	$86,538	$(34,097)	(20,631)

Interest expense, net				(79,748)
Other income, net				17,606
Income tax expense				56,946

Income from continuing operations				$(25,827)

Year Ended December 31, 2011 as Compared to the Year Ended December 31, 2010

Overview of Consolidated Financial Results

        Our income from continuing operations for the year ended December 31, 2011 was $363.6 million or $6.00 per diluted share, which compares to $389.4 million, or $7.25 per diluted share for the year ended December 31, 2010.

        Principal factors impacting income from continuing operations in 2011 compared to 2010 include:

  •
  Revenues in 2011 increased $983.6 million, or 62.0% from 2010. The increase in revenues was primarily attributable to the addition of the Canadian and U.K. Operations segment and the West Virginia and North River mining operations within our U.S. Operations segment. These recently acquired operations contributed $942.6 million of the increase. The remainder of the increase was driven by higher hard coking coal pricing from our U.S. Operations, partially offset by lower hard coking coal sales volumes.

  •
  Cost of sales, exclusive of depreciation and depletion, increased $794.6 million to $1.6 billion in 2011 as compared to 2010, primarily as a result of the addition of the Canadian and U.K. Operations segment and the West Virginia and North River mining operations within our U.S. Operations segment, which accounted for 88.1% of the increase. The remainder of the increase was attributable to increased production costs at our Alabama underground mining operations, primarily due to difficult geological conditions, higher royalties and freight costs during 2011 as well as difficult weather conditions during the second quarter of 2011. Cost of sales, exclusive of depreciation and depletion, represented 60.7% of revenues in 2011 versus 48.3% of revenues for 2010.

  •
  Depreciation and depletion expense in 2011 increased $132.0 million as compared to 2010. The addition of the Canadian and U.K. Operations segment and the West Virginia and North River mining operations in our U.S. Operations segment represents $110.5 million of the increase. The remainder of the increase is primarily due to higher depreciation and depletion in our U.S. Operations resulting from the acquisition of the Walter Black Warrior Basin coal bed methane operations on May 28, 2010.

  •
  Selling, general & administrative expenses increased $78.8 million, or 90.6%, from 2010 primarily attributable to $48.4 million due to the addition of the Canadian and U.K. Operations segment and the West Virginia and North River mining operations in our U.S. Operations segment. The remainder of the increase was primarily attributable to $23.2 million of costs associated with the acquisition of Western Coal and increases in professional fees.

  •
  Other income for the year ended December 31, 2011 is primarily attributable to a gain of $20.5 million recognized on April 1, 2011 as a result of remeasuring to fair value the Western Coal shares acquired from Audley Capital in January 2011, partially offset by a net loss on the sale and remeasurement to fair value of other equity investments.

  •
  Interest expense, net of interest income was $96.2 million in 2011, an increase of $79.7 million compared to 2010. The increase reflects interest on borrowings of $2.35 billion on April 1, 2011 to fund a portion of the Western Coal acquisition.

  •
  Our effective tax rate for 2011 and 2010 was 26.5% and 32.6%, respectively. Our effective tax rate for 2011 declined primarily due to certain undistributed foreign earnings for which no U.S. taxes are provided because such earnings are intended to be indefinitely reinvested outside of the U.S. In addition, the tax expense for 2010 included a one-time tax charge of $20.7 million related to the elimination of the favorable tax treatment of Medicare Part D subsidies due to the passage of the Health Care Reform Act in March 2010, as well as a one-time tax benefit of $17.4 million related to unconventional fuel source credits for our Walter Coke operations for the years 2006 through 2009.

Overview of Our Operating Segments and Outlook

        In addition to the general overview discussions above, the following discussion provides specific operating and forward-looking information regarding each of our operating segments.

U.S. Operations

  •
  Hard coking coal sales totaled 5.7 million metric tons in 2011, a decrease as compared to 6.3 million metric tons during 2010 due to lower production volumes. The average selling price in 2011 was $237.05 per metric ton, a 18.4% increase as compared to an average selling price of $200.28 per metric ton in 2010. Hard coking coal production totaled 5.9 million metric tons in 2011, a decline of 405,000 metric tons as compared to 2010 as lower production in Alabama due to difficult geology more than offset the addition of hard coking coal production from the West Virginia operations.

  •
  In the fourth quarter of 2011, we sold 1.4 million metric tons of hard coking coal at an average selling price of $242.61 per metric ton as compared to 1.5 million metric tons at an average selling price of $217.64 per metric ton during the same period in 2010. Fourth quarter 2011 sales volumes were negatively impacted by production shortfalls at our Alabama operations as a result of equipment issues on the second longwall at Mine No. 7 and ventilation issues associated with the startup of the nearby third longwall. The third longwall is currently scheduled to replace the existing second longwall during the second quarter of 2012. Partially offsetting the decline were sales from inventory and purchased coal. Pricing for premium coking coal produced by our Alabama operations for the first quarter of 2012 is expected to average approximately $240 per metric ton FOB port, which includes a mix of carryover tons at $284 per metric ton as well as new contract tons for the first quarter averaging at the $235 per metric ton benchmark price.

  •
  Thermal coal sales totaled 3.7 million metric tons in 2011 as compared to 1.1 million metric tons during 2010. The increase was primarily due to sales of the recently acquired West Virginia and North River mining operations. The average selling price in 2011 was $72.42 per metric ton, down 13.0% from the average selling price of $83.24 per metric ton in 2010. Lower average pricing was the result of lower prices for tons sold by the North River mine. Thermal coal production totaled 3.4 million metric tons in 2011, as compared to 1.1 million metric tons in 2010. The increase was due to the addition of the West Virginia and North River mining operations. In the fourth quarter of 2011, we sold 1.0 million metric tons of thermal coal, at an average selling price of $60.74 per metric ton.

Canadian and U.K. Operations

  •
  The Canadian and U.K. Operations segment was acquired during the second quarter of 2011 as part of the Western Coal acquisition and therefore there are no comparable results from the prior year and we have therefore limited our historic discussion to factors impacting the second, third and fourth quarters of 2011. We experienced production delays during the second and third quarters of 2011 which were caused by the effects of adverse weather conditions experienced during the second quarter of 2011. In addition, during 2011 we experienced delays in the commissioning of the Falling Creek connector road and delays in the issuance of mining permits. These delays adversely impacted sales and production volumes as well as transportation costs. While production volumes remained relatively flat during the fourth quarter as compared to the third quarter, we experienced sales volume increases as conditions improved and we anticipate further improvement in 2012.

  •
  Metallurgical coal sales from the Canadian and U.K. Operations since the April 1, 2011 date of acquisition totaled 1.3 million metric tons of hard coking coal at an average selling price of $262.67 per metric ton and 1.7 million metric tons of low-volatile PCI coal at an average selling price of $211.34 per metric ton. Metallurgical coal sales in the fourth quarter of 2011 totaled 488,000 metric tons of hard coking coal at an average selling price of $273.21 per metric ton and 523,000 metric tons of low-volatile PCI coal at an average selling price of $212.29 per metric ton. We have seen some weakness in the 2011 market and anticipate 2012 prices to be somewhat lower than those of 2011.

  •
  The Canadian and U.K. Operations segment produced a total of 1.1 million metric tons of hard coking coal and 1.7 million metric tons of low-volatile PCI coal since the April 1, 2011 date of acquisition. During the fourth quarter of 2011 the Canadian and U.K. Operations segment produced 391,000 metric tons of hard coking coal as compared to 371,000 metric tons of hard coking coal during the third quarter of 2011. Low-volatile PCI coal production during the fourth quarter of 2011 from the Canadian and U.K. Operations segment totaled 567,000 metric tons as compared to production of 587,000 metric tons during the third quarter of 2011.

  •
  In December 2011, operations of the Ridley terminal used by our Canadian mines was affected by the commissioning of an upgraded rail-car dumping system, which is the first stage towards a doubling of the annual capacity of the terminal to 24 million metric tons. The commissioning prevented the unloading of rail-cars. However, this did not delay any scheduled shipments of the fourth quarter. Project work at our Willow Creek mine coal handling and preparation plant upgrades were coordinated with the coal terminal upgrade, where possible, to minimize our downtime and advance the project completion date. The coal handling and preparation plant upgrades were executed in two phases with the last phase completed in the first quarter of 2012.

  •
  In 2012, our Canadian mines are continuing with expansion plans and initiatives designed to improve our long-term production, optimize equipment and decrease costs.

  •
  The current and prior year results also included the effect of the factors discussed in the following segment analysis.

Segment Analysis

U.S. Operations

        Our U.S. Operations segment reported revenues of $1.9 billion in 2011, an increase of $286.4 million from 2010. The increase in revenues was primarily due to the addition of the West Virginia and North River mining operations acquired in the second quarter of 2011 which added $244.5 million in revenues to the segment, however at lower gross margins than those of the legacy operations. Increased revenues were also due to higher average selling prices for hard coking coal, partially offset by lower hard coking coal sales volumes. The lower hard coking coal sales volumes in 2011 as compared to 2010 reflects lower production at our Alabama underground mines due to geology issues during 2011 and weather related issues in the second quarter of 2011. Statistics for U.S. Operations are presented in the following table:

	For the year ended December 31,
	2011	2010
Average hard coking coal selling price(1) (per metric ton)	$237.05	$200.28
Tons of hard coking coal sold(1) (in thousands)	5,655	6,270
Average thermal coal selling price(1) (per metric ton)	$72.42	$83.24
Tons of thermal coal sold(1) (in thousands)	3,673	1,077

(1)
Includes sales of both coal produced and purchased coal.

        U.S. Operations reported operating income of $561.4 million in 2011, as compared to $634.4 million in 2010. The $73.1 million decrease in operating income was primarily due to the increase in cost of sales, a higher mix of lower margin thermal coal sales, and increased depreciation and depletion and selling, general and administrative expenses associated with the recently acquired North River and West Virginia operations. Cost of sales increased as a result of increased production costs at our Alabama underground operations primarily due to difficult geological conditions and higher thermal coal sales volumes as well as higher royalty and freight costs.

Canadian and U.K. Operations

        Results for 2011 represent the results of the segment since the April 1, 2011 date of acquisition. The segment reported revenues of $698.1 million and operating income of $86.5 million.

        Results for 2011 were adversely impacted by challenging weather conditions during the second quarter and their lingering effects during the third quarter, delays in the issuance of mining permits at the Willow Creek mine, delays in the commissioning of the Falling Creek connector road and higher mining ratios at our Northeast British Columbia mining operations. These conditions and delays impacted sales and production volumes during the year as well as production and transportation costs. Cost of sales during the fourth quarter for hard coking coal was negatively impacted by purchased coal related to the Ridley terminal upgrade. Fourth quarter cost of sales for PCI coal was also negatively impacted by our expediting the migration from a contractor base to owner base for our Willow Creek mine workers. Although this move will help lower overall future costs, it caused some short term increases as we prepared for the move. Statistics for Canadian and U.K. Operations are presented in the following table:

For the year ended December 31,
2011
Average hard coking coal selling price (per metric ton)(1)	$262.67
Tons of hard coking coal sold (in thousands)(1)	1,321
Average low-volatile PCI coal selling price (per metric ton)	$211.34
Tons of low-volatile PCI coal sold (in thousands)	1,732
Average thermal coal selling price (per metric ton)	$119.03
Tons of thermal coal sold (in thousands)	94

(1)
Includes sales of both coal produced and purchased coal.

2010 Summary Operating Results

        As described above, we now report under the U.S. Operations segment our previous operating segments of Underground Mining, Surface Mining and Walter Coke. In the following discussion of our 2010 operating results, previously reported segment amounts have been restated to conform to the current period presentation.

	For the Year Ended December 31, 2010
(in thousands)	U.S. Operations	Other	Total
Sales	$1,569,939	$906	$1,570,845
Miscellaneous income	14,795	2,090	16,885

Revenues	1,584,734	2,996	1,587,730
Cost of sales (exclusive of depreciation and depletion)	766,279	237	766,516
Depreciation and depletion	98,170	532	98,702
Selling, general and administrative	42,615	44,357	86,972
Postretirement benefits	43,228	(1,750)	41,478

Operating income (loss)	$634,442	$(40,380)	594,062

Interest expense, net			(16,466)
Income tax expense			(188,171)

Income from continuing operations			$389,425

	For the Year Ended December 31, 2009
(in thousands)	U.S. Operations	Other	Total
Sales	$954,924	$584	$955,508
Miscellaneous income	9,434	1,885	11,319

Revenues	964,358	2,469	966,827
Cost of sales (exclusive of depreciation and depletion)	587,186	(412)	586,774
Depreciation and depletion	72,533	406	72,939
Selling, general and administrative	37,433	32,630	70,063
Postretirement benefits	31,902	(1,069)	30,833
Amortization of intangibles	447	—	447
Restructuring & impairment charges	3,601	—	3,601

Operating income (loss)	$231,256	$(29,086)	202,170

Interest expense, net			(18,176)
Income tax expense			(42,144)

Income from continuing operations			$141,850

	Increase (Decrease) For the Year Ended December 31, 2010
(in thousands)	U.S. Operations	Other	Total
Sales	$615,015	$322	$615,337
Miscellaneous income	5,361	205	5,566

Revenues	620,376	527	620,903
Cost of sales (exclusive of depreciation and depletion)	179,093	649	179,742
Depreciation and depletion	25,637	126	25,763
Selling, general and administrative	5,182	11,727	16,909
Postretirement benefits	11,326	(681)	10,645
Amortization of intangibles	(447)	—	(447)
Restructuring & impairment charges	(3,601)	—	(3,601)

Operating income (loss)	$403,186	$(11,294)	391,892

Interest expense, net			1,710
Income tax expense			(146,027)

Income from continuing operations			$247,575

Year Ended December 31, 2010 as Compared to the Year Ended December 31, 2009

Overview of Consolidated Financial Results

        Our income from continuing operations for the year ended December 31, 2010 was $389.4 million or $7.25 per diluted share, which compares to $141.9 million, or $2.64 per diluted share for the year ended December 31, 2009.

        Principal factors impacting income from continuing operations in 2010 compared to 2009 included:

  •
  Revenues in 2010 increased $620.9 million, or 64.2% from 2009. The increase in revenues was primarily due to significantly higher average selling prices and higher volumes for hard coking coal, along with increased volumes and higher average selling prices for metallurgical coke and thermal coal.

  •
  Cost of sales, exclusive of depreciation and depletion, increased $179.7 million to $766.5 million in 2010 as compared to 2009, primarily as a result of increased volumes in all our operations along with higher freight and royalty costs at our underground mining operations, higher production costs at our surface mining operations, and higher raw material costs at our coke plant. Cost of sales represented 48.8% of sales in 2010 versus 61.4% of 2009. This reduction of cost of sales as a percentage of sales is primarily the result of increased selling prices.

  •
  Depreciation and depletion expense in 2010 increased $25.8 million as compared to 2009. The increase was primarily due to higher depreciation and depletion resulting from a change to the unit-of-production method of depletion on certain gas properties, as well as depreciation and depletion related to the acquisition of HighMount Exploration and Production Alabama, LLC ("HighMount") and from capital expenditures to develop our Mine No. 7 East longwall operation.

  •
  Selling, general & administrative expenses increased $16.9 million, or 24.1%, from 2009 primarily attributable to costs associated with the pending acquisition of Western Coal, acquisition and integration costs associated with the purchase of HighMount, costs associated with the relocation of our corporate headquarters and increases in employee compensation and benefit related expenses. Costs associated with completed and pending acquisitions totaled $9.5 million in 2010.

  •
  Restructuring and impairment charges in 2009 of $3.6 million were for the closure of our fiber plant in December 2009.

  •
  Our effective tax rate for 2010 and 2009 was 32.6% and 22.9%, respectively. Income tax expense for 2010 included a one-time tax charge of $20.7 million related to the elimination of the favorable tax treatment of post 2012 Medicare Part D subsidies due to the passage of the Health Care Reform Act in March 2010, as well as a one-time tax benefit of $17.4 million related to unconventional fuel source credits for the years 2006 through 2009. These items are not expected to recur. Additionally, the impact of percentage depletion resulted in a significantly larger favorable impact on the full year effective tax rate in 2009 compared to the 2010 effective tax rate.

  •
  The 2010 and 2009 results also include the impact of the factors discussed in the following segment analysis.

Segment Analysis

U.S. Operations

        Our U.S. Operations segment reported revenues of approximately $1.6 billion for 2010, an increase of $620.4 million from the same period in 2009. The increase in revenues was primarily due to significantly higher average selling prices and higher volumes of hard coking coal and metallurgical coke sales during 2010 as compared to 2009 as shown in the table below:

	For the year ended December 31,
	2010	2009
Average hard coking coal selling price(1) (per metric ton)	$200.28	$137.39
Tons of hard coking coal sold(1) (in thousands)	6,270	5,519
Average thermal coal selling price (per metric ton)	$83.24	$71.60
Tons of thermal coal sold (in thousands)	1,077	1,119
Metallurgical coke average selling price (per metric ton)	$410.85	$362.49
Tons of metallurgical coke sold (in thousands)	394	181
Billion cubic feet of natural gas sold	10.6	6.1
Number of producing natural gas wells(2)	1,770	391

(1)
Includes sales of both hard coking coal produced and purchased coal.

(2)
Includes 1,370 wells associated with the acquisition of HighMount in 2010.

        The U.S. Operations segment reported operating income of $634.4 million in 2010 as compared to $231.3 million in 2009. The $403.1 million increase in operating income was almost entirely due to the increase in revenue as noted above, partially offset by higher cost of sales and depreciation and depletion. Cost of sales, exclusive of depreciation and depletion, increased as a result of higher sales volumes and higher freight and royalty costs. Depreciation and depletion increased as a result of implementing the unit-of-production method of accounting for depletion of certain gas properties during 2010, as well as depreciation and depletion related to the HighMount acquisition and the Mine No. 7 East mine expansion.

FINANCIAL CONDITION

        Cash and cash equivalents decreased by $165.0 million to $128.4 at December 31, 2011 from $293.4 million at December 31, 2010, primarily resulting from the use of cash during 2011 for capital expenditures of $436.7 million, $293.7 million used in January 2011 to acquire approximately 25.3 million common shares of Western Coal, $122.0 million of principal payments on our 2011 term loans, and dividends paid of $30.0 million. Offsetting these uses of cash was $706.9 million in cash flows provided by operating activities during 2011. See additional discussion in the Statement of Cash Flows section that follows.

        Net receivables and inventories increased by $170.1 million and $142.8 million at December 31, 2011 as compared to December 31, 2010, respectively, primarily due to the acquisition of Western Coal and the North River Mine during the second quarter of 2011. See Note 3 of the "Notes to Consolidated Financial Statements" for further details around these acquisitions.

        Net mineral interests were $3.1 billion at December 31, 2011 as compared to $17.3 million at December 31, 2010. The increase was due to the acquisition of Western Coal. Net property, plant and equipment was $1.6 billion at December 31 2011, an increase of $858.6 million from December 31, 2010, primarily due to additions of $554.2 million as a result of the Western Coal acquisition and capital expenditures during 2011 of $414.6 million, partially offset by depreciation expense.

        Accrued expenses and accounts payable were $229.1 million and $112.7 million at December 31, 2011, an increase of $176.7 million and $42.0 million from December 31, 2010, respectively, primarily due to the acquisitions of Western Coal and the North River Mine. Deferred income tax liabilities were $1.0 billion at December 31, 2011 primarily due to the acquisition of Western Coal.

        The long-term portion of the accumulated postretirement benefits obligation was $550.7 million at December 31, 2011, up $99.4 million from $451.3 million at December 31, 2010. The increase was primarily attributed to a decrease in the discount rate, an increase in health care cost trend rates and revised mortality assumptions for the United Mine Workers of America portion of the postretirement benefit plan obligation causing an actuarially-determined increase to the liability at December 31, 2011. This adjustment is recognized as a corresponding decrease to stockholders' equity. Other long-term liabilities were $381.5 million at December 31, 2011, an increase of $118.6 from December 31, 2010 primarily due to the acquisition of Western Coal during the second quarter of 2011.

LIQUIDITY AND CAPITAL RESOURCES

Overview

        Our principal sources of short-term funding are our existing cash balances, operating cash flows and borrowings under our revolving credit facility. Our principal source of long-term funding is our bank term loans entered into on April 1, 2011 as discussed below.

        Based on current forecasts and anticipated market conditions, we believe that funding provided by operating cash flows and available sources of liquidity will be sufficient to meet substantially all operating needs, to make planned capital expenditures and to make all required interest and principal payments on indebtedness for the next twelve to eighteen months. However, our operating cash flows and liquidity are significantly influenced by numerous factors including prices of coal, coal production, costs of raw materials, interest rates and the general economy. Although we have experienced improvement in the market for our products, renewed deterioration of economic conditions or deteriorating mining conditions could adversely impact our operating cash flows. Additionally, although financial market conditions have improved there remains volatility and uncertainty, limited availability of credit, potential counterparty defaults, sovereign credit concerns and commercial and investment bank stress. While we have no indication that the uncertainty in the financial markets would impact our current credit facility or current credit providers, the possibility does exist.

2011 Credit Agreement

        On April 1, 2011, we entered into a $2.725 billion credit agreement (the "2011 Credit Agreement") to partially fund the acquisition of Western Coal and to pay off all outstanding loans under the 2005 Credit Agreement. The 2011 Credit Agreement consists of (1) a $950.0 million principal amortizing term loan A facility maturing in April 2016, at which time the remaining outstanding principal is due, (2) a $1.4 billion principal amortizing term loan B facility maturing in April 2018, at which time the remaining outstanding principal is due and (3) a $375.0 million multi-currency revolving credit facility ("Revolver") maturing in April 2016, at which time any remaining balance is due. The Revolver provides for operational needs and letters of credit. Our obligations under the 2011 Credit Agreement are secured by our domestic and foreign real, personal and intellectual property. The 2011 Credit Agreement contains customary events of default and covenants, including among other things, covenants that do not prevent but restrict us and our subsidiaries ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends and repurchase stock, engage in mergers or acquisitions, and make investments and loans. The 2011 Credit Agreement also includes certain financial covenants that must be maintained.

        The Revolver, term loan A and term loan B interest rates are tied to LIBOR or the Canadian Dealer Offered Rate ("CDOR"), plus a credit spread ranging from 225 to 300 basis points for the Revolver and term loan A, and 275 to 300 basis points on the term loan B, adjusted quarterly based on our total leverage ratio as defined by the 2011 Credit Agreement. The term loan B has a minimum LIBOR floor of 1.0%. The Revolver loans can be denominated in either U.S. dollars or Canadian dollars at our option. The commitment fee on the unused portion of the Revolver is 0.5% per year for all pricing levels.

        As of December 31, 2011, borrowings under the 2011 Credit Agreement consisted of a term loan A balance of $894.8 million with a weighted average interest rate of 3.44%, a term loan B balance of $1.333 billion with a weighted average interest rate of 4.00% and, under the Revolver, $10.0 million in borrowings with $71.2 million in outstanding stand-by letters of credit and $293.8 million of availability for future borrowings. During the 2011 fourth quarter, we prepaid $92.5 million of the outstanding principal balances of the term loans.

        On January 20, 2012, we entered into Amendment No. 1 to the 2011 Credit Agreement that provides for an increase in the amount available for the Canadian borrowers under the Credit Agreement and an increase in the amount that may be borrowed in Canadian Dollars, in each case from $150.0 million to $275.0 million.

2005 Credit Agreement, as Amended

        On April 1, 2011, in connection with the acquisition of Western Coal, we repaid all outstanding loans and accrued interest under the 2005 credit agreement, as amended ("2005 Credit Agreement") and it was simultaneously terminated. No penalties were due in connection with the repayments. As of March 31, 2011 the 2005 Credit Agreement included (1) an amortizing term loan facility ("2005 Term Loan") with an initial aggregate principal amount of $450.0 million and (2) a $300.0 million revolving credit facility ("2005 Revolver") which provided for loans and letters of credit. The 2005 Term Loan bore interest at LIBOR plus as much as 300 basis points and required quarterly principal payments of $0.4 million through October 3, 2012, at which time the remaining outstanding principal was to be due. The 2005 Revolver bore interest at LIBOR plus as much as 400 basis points and was due to mature on July 2, 2012. The commitment fee on the unused portion of the 2005 Revolver was 0.5% per year for all pricing levels. Our obligations under the 2005 Credit Agreement were secured by substantially all of the Company's real, personal and intellectual property.

Statements of Cash Flows

        Cash balances were $128.4 million and $293.4 million at December 31, 2011 and December 31, 2010, respectively. The decrease in cash during the year ended December 31, 2011 of $165.0 million primarily resulted from capital expenditures of $436.7 million, $293.7 million of cash used in the acquisition of Western Coal during January 2011 (see Note 3 of "Notes to Consolidated Financial Statements"), $122.0 million of principal payments on our 2011 term loans and dividends paid of $30.0 million, partially offset by cash provided by operating activities of $706.9 million.

        The following table sets forth, for the periods indicated, selected consolidated cash flow information (in thousands):

	For the years ended December 31,
	2011	2010
Cash flows provided by operating activities	$706,866	$574,150
Cash flows used in investing activities	(2,840,660)	(370,854)
Cash flows provided by (used in) financing activities	1,971,947	(74,682)
Effect of foreign exchange rates on cash	(3,668)	—

Cash flows (used in) provided by continuing operations	(165,515)	128,614
Cash flows provided by (used in) discontinued operations	535	(1,202)

Net increase (decrease) in cash and cash equivalents	$(164,980)	$127,412

        The $132.7 million increase in cash flows provided by operating activities is primarily attributable to an increase of $111.7 million in income from continuing operations, after adjusting for non-cash items such as depreciation and depletion and deferred taxes.

        Cash flows used in investing activities for the year ended December 31, 2011 were $2.8 billion as compared to $370.9 million for the same period in 2010. The increase in cash flows used in investing activities of $2.5 billion was primarily attributable to an increase in cash used in acquisitions of $2.2 billion as a result of the acquisition of Western Coal and an increase in capital expenditures of $279.2 million, primarily associated with expansion projects at the acquired Western Coal operations.

        Cash flows provided by financing activities for the year ended December 31, 2011 were $2.0 billion as compared to cash flows used in financing activities of $74.7 million in 2010. The increase in cash flows used in financing activities was primarily attributable to $2.4 billion of borrowings under the 2011 Credit Agreement to fund a portion of the Western Coal acquisition, offset by an increase in debt retirements of $263.7 million and $80.0 million of debt issuance costs.

Capital Expenditures

        Capital expenditures totaled $414.6 million in 2011 and included significant expansion projects at the operations acquired in the Western Coal acquisition on April 1, 2011. Capital expenditures for 2012 are expected to total approximately $450 million.

Contractual Obligations and Commercial Commitments

        We have certain contractual obligations and commercial commitments. Contractual obligations are those that will require cash payments in accordance with the terms of a contract, such as a borrowing or lease agreement. Commercial commitments represent potential obligations for performance in the event of demands by third parties or other contingent events, such as lines of credit or guarantees of debt.

        The following tables summarize our contractual obligations and commercial commitments as of December 31, 2011. This table does not include interest payable on these obligations. In 2011, we paid approximately $74.4 million of interest on the term loan, revolver and other debt financings.

        Contractual obligations and commercial commitments(4) (in thousands):

		Payments Due by Period
	Total	2012	2013	2014	2015	2016	Thereafter
2011 credit agreement	$2,238,000	$19,837	$82,500	$112,500	$517,500	$182,663	$1,323,000
Other debt(1)	87,715	36,858	27,215	17,530	6,058	54	—
Operating leases	67,348	22,435	16,310	13,471	7,327	4,869	2,936
Long-term purchase obligations(2)	332,463	49,760	45,782	33,846	33,846	33,846	135,383
Capital expenditure obligations	122,772	115,194	7,578	—	—	—	—

Total contractual cash obligations	$2,848,298	244,084	179,385	177,347	564,731	221,432	$1,461,319

Other long-term liabilities(3)		27,246	29,116	30,718	32,124	33,528

Total cash obligations		$271,330	$208,501	$208,065	$596,855	$254,960

(1)
Primarily includes capital lease obligations and an equipment financing agreements. See Note 14 of "Notes to Consolidated Financial Statements" for further discussion of our capital lease obligations.

(2)
Represents minimum throughput obligations and minimum maintenance payments due for assets under capital lease.

(3)
Other long-term liabilities include pension and other post-retirement benefit liabilities. While the estimated total liability is actuarially determined, there are no definitive payments by period, as pension contributions depend on government-mandated minimum funding requirements and other post-retirement benefits are paid as incurred. Accordingly, amounts by period included in this schedule are estimates and primarily include estimated post-retirement benefits.

(4)
The timing of cash outflows related to liabilities for uncertain tax positions, and the interest thereon, as established pursuant to ASC Topic 740, "Income Taxes," cannot be estimated and, therefore, has not been included in the table. See Note 9 of "Notes to Consolidated Financial Statements."

Environmental, Miscellaneous Litigation and Other Commitments and Contingencies

        See Note 14 of "Notes to Consolidated Financial Statements" for discussion of these matters not included in the tables above due to their contingent nature.

EBITDA

        EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, depletion and amortization expense. EBITDA is a financial measure which is not calculated in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with U.S. GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other entities.

        Reconciliation of Net Income to EBITDA (in thousands):

	For the years ended December 31,
	2011	2010
Net income	$363,598	$385,797
Add: Interest expense	96,820	17,250
Less: Interest income	(606)	(784)
Add: Income tax expense	131,225	188,171
Add: Depreciation and depletion expense	230,681	98,702
Add: Loss from discontinued operations	—	3,628

Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA)	$821,718	$692,764

CRITICAL ACCOUNTING ESTIMATES

        Management's discussion and analysis is based on, and should be read in conjunction with, the consolidated financial statements and notes thereto, particularly Note 17 of "Notes to Consolidated Financial Statements" which presents revenues and operating income by reportable segment. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements or disclosed in the related notes thereto. Management evaluates these estimates and assumptions on an ongoing basis, using historical experience, consultation with experts and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from management's estimates.

        We believe the following discussion addresses our most critical accounting estimates, which are those that are most important to the portrayal of our financial condition and results of operations and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are based upon management's historical experience and on various other assumptions that we believe reasonable under the circumstances. Changes in estimates used in these and other items could have a material impact on our financial statements.

Coal Reserves

        There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, many of which are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled by our internal engineers and geologists or third party consultants. A number of sources of information are used to determine accurate recoverable reserves estimates including:

  •
  geological conditions;

  •
  historical production from the area compared with production from other producing areas;

  •
  the assumed effects of regulations and taxes by governmental agencies;

  •
  previously completed geological and reserve studies;

  •
  assumptions governing future prices; and

  •
  future operating costs.

        Reserve estimates will change from time to time to reflect, among other factors:

  •
  mining activities;

  •
  new engineering and geological data;

  •
  acquisition or divestiture of reserve holdings; and

  •
  modification of mining plans or mining methods.

        Each of these factors may vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material. Variances could affect our projected future revenues and expenditures, as well as the valuation of coal reserves and depletion rates. At December 31, 2011, our current operations had 375.1 million metric tons of proven and probable coal reserves.

Business Combinations

        At acquisition, we allocate the cost of a business acquisition to the specific tangible and intangible assets acquired and liabilities assumed based upon their relative fair values. Significant judgments and estimates are often made to determine these allocated values, and may include the use of appraisals, consideration of market quotes for similar transactions, employment of discounted cash flow techniques or consideration of other information we believe relevant. The finalization of the purchase price allocation will typically take a number of months to complete, and if final values are materially different from initially recorded amounts, adjustments are recorded.

        Subsequent to the finalization of the purchase price allocation, any adjustments to the recorded values of acquired assets and liabilities would be reflected in the consolidated statement of operations. Once final, it is not permitted to revise the allocation of the original purchase price, even if subsequent events or circumstances prove the original judgments and estimates to be incorrect. In addition, long-lived assets like mineral interests, property, plant and equipment and goodwill may be deemed to be impaired in the future resulting in the recognition of an impairment loss. The assumptions and judgments made when recording business combinations will have an impact on reported results of operations for many years into the future.

Asset Retirement Obligations

        Our asset retirement obligations primarily consist of spending estimates to reclaim surface lands and supporting infrastructure at both surface and underground mines in accordance with applicable reclamation laws in the U.S., Canada and U.K. as defined by each mining permit. Significant reclamation activities include reclaiming refuse piles and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at underground mines. Asset retirement obligations are determined for each mine using various estimates and assumptions, including estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of these cash flows, discounted using a credit-adjusted, risk-free rate. On at least an annual basis, we review our entire asset retirement obligation liability and make necessary adjustment for permit changes, the timing of mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience. As changes in estimates occur, the carrying amount of the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate. If our assumptions differ from actual experience, or if changes in the regulatory environment occur, our actual cash expenditures and costs that we incur could be materially different than currently estimated. At December 31, 2011, we had recorded asset retirement obligation liabilities of $75.1 million, including amounts reported as current.

Employee Benefits

        We provide a range of benefits to our employees and retirees, including pensions and postretirement healthcare. We record annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions used in developing the required estimates including the following key factors:

  •
  Discount rate

  •
  Salary growth

  •
  Retirement rates

  •
  Mortality rates

  •
  Healthcare cost trends

  •
  Expected return on plan assets

	Pension Benefits		Other Benefits
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.02%	5.30%	5.14%	5.35%
Rate of compensation increase	3.70%	3.70%	—	—
Weighted average assumptions used to determine net periodic cost:
Discount rate	5.30%	5.90%	5.35%	5.90%
Expected return on plan assets	7.75%	8.25%	—	—
Rate of compensation increase	3.70%	3.70%	—	—

	December 31,
	2011		2010
	Pre-65	Post-65	Pre-65	Post-65
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	8.00%	8.00%	7.50%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2018	2016	2016

        We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of modifications are amortized over future periods. Assumed healthcare cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans. A one-percentage-point change in the rate for each of these assumptions would have had the following effects as of and for the year ended December 31, 2011 (in thousands):

	Increase (Decrease)
	1-Percentage Point Increase	1-Percentage Point Decrease
Healthcare cost trend:
Effect on total of service and interest cost components	$4,580	$(3,693)
Effect on postretirement benefit obligation	$79,862	$(65,409)
Discount rate:
Effect on postretirement service and interest cost components	$13,897	$(85)
Effect on postretirement benefit obligation	$(68,165)	$84,930
Effect on current year postretirement expense	$(3,820)	$4,621
Effect on pension service and interest cost components	$127	$(237)
Effect on pension benefit obligation	$(26,555)	$32,101
Effect on current year pension expense	$(2,554)	$2,995
Expected return on plan assets:
Effect on current year pension expense	$(1,905)	$1,905
Rate of compensation increase:
Effect on pension service and interest cost components	$444	$(396)
Effect on pension benefit obligation	$3,452	$(3,185)
Effect on current year pension expense	$836	$(757)

        We also have significant liabilities for uninsured or partially insured employee-related liabilities, including workers' compensation liabilities, miners' Black Lung benefit liabilities, and liabilities for various life and health benefits. The recorded amounts of these liabilities are based on estimates of loss from individual claims and on estimates determined on an actuarial basis from historical experience using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates.

        Workers' compensation and Black Lung benefit liabilities are also affected by discount rates used. Changes in the frequency or severity of losses from historical experience and changes in discount rates or actual losses on individual claims that differ materially from estimated amounts could affect the recorded amount of these liabilities. At December 31, 2011, a one-percentage-point increase in the discount rate on the discounted Black Lung liability would decrease the liability by $1.8 million, while a one-percentage-point decrease in the discount rate would increase the liability by $2.3 million.

        For the workers' compensation liability, we apply a discount rate at a risk-free interest rate, generally a U.S. Treasury bill rate, for each policy year. The rate used is one with a duration that corresponds to the weighted average expected payout period for each policy year. Once a discount rate is applied to a policy year, it remains the discount rate for the year until all claims are paid. The use of this method decreases the volatility of the liability as impacted by changes in the discount rate. At December 31, 2011, a one-percentage-point increase in the discount rate on the discounted workers' compensation liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

Income Taxes

        Accounting principles generally accepted in the U.S. require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are required to be reduced by a valuation allowance if it is "more likely than not" that some portion or the entire deferred tax asset will not be realized. As of December 31, 2011 we had valuation allowances totaling $1.7 million primarily for capital loss carry forwards not expected to provide future tax benefits. In our evaluation of the need for a valuation allowance, we considered various factors including the reversal of taxable temporary differences, expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in this evaluation, we may need to record a charge to earnings to reflect the change in our expected valuation of the deferred tax assets.

        As discussed in Note 9 of "Notes to Consolidated Financial Statements," we are in dispute with the Internal Revenue Service (the "IRS") on a number of federal income tax issues, primarily related to the discontinued Homebuilding and Financing businesses. We believe that our tax filing positions have substantial merit and we intend to vigorously defend these positions. We have established accruals that we believe are sufficient to address claims related to our uncertain tax positions, including related interest and penalties. Since the issues involved are highly complex, are subject to the uncertainties of extensive litigation and/or administrative processes and may require an extended period of time to reach ultimate resolution, it is possible that management's estimate of this liability could change.

Accounting for the Impairment of Long-Lived Assets

        Mineral interests, property, plant and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events and circumstances have occurred that indicate possible impairment and, if so, assessing whether the asset net book values are recoverable from estimated future undiscounted cash flows. The actual amount of an impairment loss to be recorded, if any, is equal to the amount by which the asset's net book value exceeds its fair market value. Fair market value is generally based on the present values of estimated future cash flows in the absence of quoted market prices. Inherent in our development of cash flow projections are assumptions and estimates derived from a review of our operating results, operating budgets, expected growth rates, and cost of capital. We also make certain assumptions about future economic conditions, interest rates and other market data. Many of the factors used in assessing fair value are outside of management's control and these assumptions and estimates can change in future periods.

Accounting for Natural Gas Exploration Activities

        We apply the successful efforts method of accounting for our natural gas exploration activities. The costs of drilling exploratory wells are initially capitalized, pending determination of a commercially sufficient quantity of proved reserves attributable to the area as a result of drilling. If a commercially sufficient quantity of proved reserves is not discovered, any associated previously capitalized exploration costs associated with the drilling area are expensed. In some circumstances, it may be uncertain whether sufficient proved reserves have been found when drilling of an individual exploratory well has been completed. Such exploratory drilling costs, as well as additional exploratory well costs for the area, may continue to be capitalized if the reserve quantity is sufficient to justify the area's completion as a producing well, or field of production and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. At December 31, 2011 and 2010, capitalized exploratory drilling costs were $43.9 million and $37.3 million, respectively. Costs to develop proved reserves, including the cost of all development wells and related equipment used in the production of natural gas, are capitalized.

Goodwill

        As of December 31, 2011 we had goodwill of $1.1 billion. Goodwill represents the excess of the purchase price over the fair value assigned to the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized, but tested for impairment annually or when circumstances indicate a possible impairment may exist. We perform our annual goodwill testing as of the beginning of the fourth quarter at the reporting unit level. The fair value of each reporting unit is determined using valuation models and expected future cash flows projections, which are then discounted using a risk-adjusted discount rate. A number of significant assumptions and estimates are involved in forecasting future cash flows including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. Our assumptions regarding future prices and sales volumes require significant judgment as actual prices and volumes have fluctuated in the past and will likely continue to do so. Changes in market conditions could result in impairment charges in the future. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

NEW ACCOUNTING PRONOUNCEMENTS

        In June 2011, the Financial Accounting Standards Board ("FASB") issued an accounting standard update that requires companies to present the components of net income and other comprehensive income either in a single continuous statement or as two separate but consecutive statements. The accounting standard update eliminates the option to present comprehensive income solely as part of the statement of changes in stockholders' equity, and is effective for interim and annual periods beginning after December 15, 2011. The Company elected to present comprehensive income in a separate statement of comprehensive income, which is presented herein.

        In September 2011, the FASB issued an accounting standard update that requires employers that participate in multiemployer pension plans to provide additional quantitative and qualitative disclosures. The amended disclosures provide users with more detailed information about an employer's involvement and related commitments associated with multiemployer pension plans and became effective for the year ended December 31, 2011. See Note 11 of "Notes to Consolidated Financial Statements" for discussion of the multiemployer pension plan in which the Company participates.

Item 8.    Financial Statements and Supplementary Data

        Financial Statements and Supplementary Data consist of the financial statements as indexed on page F-1 and unaudited financial information presented in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 PART IV

Item 15.    Exhibits, Financial Statement Schedules

  (a)
  For Financial Statements—See Index to Financial Statements on page F-1. For Exhibits—See Item 15(b).

 Report of Independent Registered Public Accounting Firm

        The Board of Directors and Stockholders of Walter Energy, Inc.

        We have audited the accompanying consolidated balance sheets of Walter Energy, Inc and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walter Energy, Inc. and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Walter Energy, Inc.'s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 29, 2012
(except for the effects of the recast adjustments described in Note 3 and the statements of comprehensive income, as to which the date is November 13, 2012)

WALTER ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2011 Recast— see Note 3	2010
ASSETS
Cash and cash equivalents	$128,430	$293,410
Receivables, net	313,343	143,238
Inventories	240,437	97,631
Deferred income taxes	61,079	62,371
Prepaid expenses	49,974	28,179
Other current assets	45,649	4,798
Current assets of discontinued operations	—	5,912

Total current assets	838,912	635,539
Mineral interests, net	3,056,258	17,305
Property, plant and equipment, net	1,631,333	772,696
Deferred income taxes	109,300	149,520
Goodwill	1,066,754	—
Other long-term assets	153,951	82,705

	$6,856,508	$1,657,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current debt	$56,695	$13,903
Accounts payable	112,661	70,692
Accrued expenses	229,067	52,399
Accumulated postretirement benefits obligation	27,247	24,753
Other current liabilities	63,757	24,362
Current liabilities of discontinued operations	—	7,738

Total current liabilities	489,427	193,847
Long-term debt	2,269,020	154,570
Deferred income taxes	1,029,336	—
Accumulated postretirement benefits obligation	550,671	451,348
Other long-term liabilities	381,537	262,934

Total liabilities	4,719,991	1,062,699

Commitments and Contingencies (Note 14)
Stockholders' equity:
Common stock, $0.01 par value per share:
Authorized—200,000,000 shares; issued—62,444,905 and 53,136,977 shares, respectively	624	531
Preferred stock, $0.01 par value per share:
Authorized—20,000,000 shares; issued—0 shares	—	—
Capital in excess of par value	1,620,430	355,540
Retained earnings	744,939	411,383
Accumulated other comprehensive income (loss):
Pension and other post-retirement benefit plans, net of tax	(225,541)	(172,317)
Foreign currency translation adjustment	(3,276)	—
Unrealized loss on hedges, net of tax	(787)	(71)
Unrealized investment gain, net of tax	128	—

Total stockholders' equity	2,136,517	595,066

	$6,856,508	$1,657,765

The accompanying notes are an integral part of the consolidated financial statements.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the years ended December 31,
	2011 Recast— see Note 3	2010	2009
Revenues:
Sales	$2,562,325	$1,570,845	$955,508
Miscellaneous income	9,033	16,885	11,319

	2,571,358	1,587,730	966,827

Cost and expenses:
Cost of sales (exclusive of depreciation and depletion)	1,561,112	766,516	586,774
Depreciation and depletion	230,681	98,702	72,939
Selling, general and administrative	165,749	86,972	70,510
Postretirement benefits	40,385	41,478	30,833
Restructuring and impairment charges	—	—	3,601

	1,997,927	993,668	764,657

Operating income	573,431	594,062	202,170
Interest expense	(96,820)	(17,250)	(18,975)
Interest income	606	784	799
Other income, net	17,606	—	—

Income from continuing operations before income tax expense	494,823	577,596	183,994
Income tax expense	131,225	188,171	42,144

Income from continuing operations	363,598	389,425	141,850
Loss from discontinued operations	—	(3,628)	(4,692)

Net income	$363,598	$385,797	$137,158

Basic income per share:
Income from continuing operations	$6.03	$7.32	$2.67
Loss from discontinued operations	—	(0.07)	(0.09)

Net income	$6.03	$7.25	$2.58

Diluted income per share:
Income from continuing operations	$6.00	$7.25	$2.64
Loss from discontinued operations	—	(0.07)	(0.09)

Net income	$6.00	$7.18	$2.55

The accompanying notes are an integral part of the consolidated financial statements.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	For the years ended December 31,
	2011 Recast— see Note 3	2010	2009
Net income	$363,598	$385,797	$137,158
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans, (net of tax benefits: $33.2 million, $2.2 million, $44.2 million)	(53,224)	(5,280)	(28,513)
Change in unrealized loss on hedges, (net of tax benefits: $0.3 million, $0.2 million, $0.4 million)	(716)	(596)	(877)
Change in foreign currency translation adjustment	(3,276)	—	—
Change in unrealized gain on investments, net of $0.09 million tax provision	128	—	—

Total other comprehensive income (loss), net of tax	(57,088)	(5,876)	(29,390)

Total comprehensive income	$306,510	$379,921	$107,768

WALTER ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 2011
(in thousands, except per share amounts)

	Total	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2008	$630,269	$541	$714,174	$50,990	—	$(135,436)
Net income	137,158			137,158
Other comprehensive income	(29,390)					(29,390)
Purchases of stock under stock repurchase program	(34,254)	(14)	(34,240)
Stock issued upon exercise of stock options	9,888	6	9,882
Stock dividend for spin-off of Financing	(439,093)		(321,301)	(116,106)		(1,686)
Dividends paid, $0.40 per share	(21,190)			(21,190)
Stock based compensation	6,703		6,703
Other	(696)		(696)

Balance at December 31, 2009	259,395	533	374,522	50,852	—	(166,512)
Net income	385,797			385,797
Other comprehensive income	(5,876)					(5,876)
Purchases of stock under stock repurchase program	(65,438)	(9)	(65,429)
Stock issued upon exercise of stock options	17,134	8	17,126
Dividends paid, $0.475 per share	(25,266)			(25,266)
Stock based compensation	3,460		3,460
Excess tax benefits from stock-based compensation arrangements	28,875		28,875
Other	(3,015)	(1)	(3,014)

Balance at December 31, 2010	595,066	531	355,540	411,383	—	(172,388)
Net income (recast—see Note 3)	363,598			363,598
Other comprehensive income	(57,088)					(57,088)
Stock issued upon the exercise of stock options	8,920	3	8,917
Dividends paid, $0.50 per share	(30,042)			(30,042)
Stock based compensation	9,384		9,384
Excess tax benefits from stock-based compensation arrangements	8,929		8,929
Issuance of common stock in connection with the Western Coal Corp. acquisition	1,224,126	90	1,224,036
Fair value of replacement stock options and warrants issued in connection with the Western Coal Corp. acquisition	18,844		18,844
Other	(5,220)		(5,220)

Balance at December 31, 2011	$2,136,517	$624	$1,620,430	$744,939	$—	$(229,476)

The accompanying notes are an integral part of the consolidated financial statements.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2011 Recast— See Note 3	2010	2009
OPERATING ACTIVITIES
Net income	$363,598	$385,797	$137,158
Loss from discontinued operations	—	3,628	4,692

Income from continuing operations	363,598	389,425	141,850
Adjustments to reconcile income from continuing operations to net cash flows provided by (used in) operating activities:
Depreciation and depletion	230,681	98,702	72,939
Deferred income tax provision	66,803	83,174	29,038
Amortization of debt issuance costs	21,154	2,975	2,559
Excess tax benefits from stock-based compensation arrangements	(8,929)	(28,875)	—
Gain on initial investment in Western Coal Corp	(20,553)	—	—
Non-cash restructuring and impairment charges	—	—	3,601
Other	18,764	14,433	15,778
Decrease (increase) in current assets, net of effect of business acquisitions:
Receivables	(1,605)	(65,935)	69,772
Inventories	(1,885)	1,966	(25,076)
Prepaid expenses and other current assets	18,929	13,155	17,624
Increase (decrease) in current liabilities, net of effect of business acquisitions:
Accounts payable	13,676	23,717	(16,286)
Accrued expenses and other current liabilities	6,233	41,413	(27,831)

Cash flows provided by operating activities	706,866	574,150	283,968

INVESTING ACTIVITIES
Additions to property, plant and equipment	(436,705)	(157,476)	(96,298)
Acquisition of Western Coal Corp., net of cash acquired	(2,432,693)	—	—
Acquisition of HighMount Exploration & Production Alabama, LLC	—	(209,964)	—
Proceeds from sales of investments	27,325	—	—
Other	1,413	(3,414)	3,270

Cash flows used in investing activities	(2,840,660)	(370,854)	(93,028)

FINANCING ACTIVITIES
Proceeds from issuance of debt	2,350,000	—	—
Borrowings under revolving credit agreement	71,259	—	—
Repayments on revolving credit agreement	(61,259)	—	—
Retirements of debt	(290,630)	(26,972)	(61,597)
Dividends paid	(30,042)	(25,266)	(21,190)
Cash spun off to Financing	—	—	(33,821)
Purchases of stock under stock repurchase program	—	(65,438)	(34,254)
Excess tax benefits from stock-based compensation arrangements	8,929	28,875	—
Proceeds from stock options exercised	8,920	17,134	9,888
Debt issuance costs	(80,027)	—	—
Other	(5,203)	(3,015)	(6,169)

Cash flows provided by (used in) financing activities	1,971,947	(74,682)	(147,143)

Cash flows provided by (used in) continuing operations	(161,847)	128,614	43,797

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	—	(6,268)	19,070
Cash flows provided by investing activities	—	5,066	27,379
Cash flows used in financing activities	—	—	(41,385)

Cash flows provided by (used in) discontinued operations	—	(1,202)	5,064

Effect of foreign exchange rates on cash	(3,668)	—	—

Net increase (decrease) in cash and cash equivalents	$(165,515)	$127,412	$48,861

	For the years ended December 31,
	2011 Recast— See Note 3	2010	2009
Cash and cash equivalents at beginning of year	$293,410	$165,279	$116,074
Add: Cash and cash equivalents of discontinued operations at beginning of year	535	1,254	1,598
Net increase (decrease) in cash and cash equivalents	(165,515)	127,412	48,861
Less: Cash and cash equivalents of discontinued operations at end of year	—	535	1,254

Cash and cash equivalents at end of year	$128,430	$293,410	$165,279

SUPPLEMENTAL DISCLOSURES:
Interest paid, net of capitalized interest	$63,828	$9,848	$9,991
Income taxes paid	$69,101	$77,247	$15,326
Non-Cash Investing Activities:
Acquisition of Western Coal in 2011 and HighMount in 2010:
Fair value of assets acquired	$5,164,842	$217,607	—
Less: fair value of liabilities assumed	(1,418,640)	(7,643)	—
fair value of shares of common stock issued	(1,224,126)	—	—
fair value of stock options issued and warrants	(34,765)	—	—
gain on initial investment	(20,553)	—	—
cash acquired	(34,065)	—	—

Net cash paid	$2,432,693	$209,964	$—

Non-Cash Financing Activities:
One-year property insurance policy financing agreement	$—	$18,947	$12,710

Dividend to spin off Financing	$—	$—	$437,407

The accompanying notes are an integral part of the consolidated financial statements.

WALTER ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011

NOTE 1—Organization

        Walter Energy, Inc. ("Walter"), together with its consolidated subsidiaries ("the Company"), is a leading producer and exporter of metallurgical coal for the global steel industry from underground and surface mines located in the United States, Canada and the United Kingdom. The Company also produces thermal coal, anthracite coal, metallurgical coke and coal bed methane gas.

        As described in Note 3, on April 1, 2011, the Company completed the acquisition of all the outstanding common shares of Western Coal Corp. ("Western Coal"). The accompanying financial statements include the results of operations of Western Coal since April 1, 2011. As a result of the Western Coal acquisition and the change in how our Chief Operating Decision Maker evaluates the business operations, beginning with the second quarter of 2011, the Company has revised its reportable segments by arranging them geographically. The Company now reports all of its operations located in the U.S. in the U.S. Operations segment which includes the Company's previous operating segments of Underground Mining, Surface Mining and Walter Coke. The U.S. Operations segment also includes the West Virginia mining operations acquired through the acquisition of Western Coal. The Company reports its mining operations acquired through the Western Coal acquisition located in Northeast British Columbia (Canada) and South Wales (United Kingdom) in the Canadian and U.K. Operations segment. The Other segment primarily consists of Corporate activities and expenditures. See Note 17 for segment information. Previously reported segment amounts have been restated to conform to the current period presentation.

        In December 2008, the Company announced the closure of its Homebuilding segment and Kodiak Mining Co. and on April 17, 2009 the Company spun off its Financing segment. As a result of the closure and spin-off, those segments are presented as discontinued operations for the years ended December 31, 2010 and 2009. See Note 4.

NOTE 2—Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements include the accounts of all wholly and majority owned subsidiaries. Preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated. The notes to consolidated financial statements, except where otherwise indicated, relate to continuing operations only.

Concentrations of Credit Risk and Major Customers

        The Company's principal line of business is the mining and marketing of its metallurgical coal to foreign steel and coke producers. In 2011, approximately 76% of the Company's revenues were derived from coal shipments to these customers, located primarily in Europe, South America, and Asia. At December 31, 2011 and 2010, approximately 63% and 69%, respectively, of the Company's net receivables related to these customers. Furthermore, sales to a single customer represented 6.8%, 13.0% and 13.7% of consolidated revenues in 2011, 2010 and 2009, respectively, while sales to another single customer represented 6.2%, 10.3% and 12.6% of consolidated revenues in 2011, 2010 and 2009, respectively. Credit is extended based on an evaluation of the customer's financial condition. In some instances, the Company requires letters of credit, cash collateral or prepayment for shipment from its customers to mitigate the risk of loss. These efforts have consistently led to minimal credit losses.

Revenue Recognition

        Revenue is recognized when the following criteria have been met: persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; delivery has occurred; and collectability is reasonably assured. Delivery is considered to have occurred at the time title and risk of loss transfers to the customer. For coal shipments via rail, delivery generally occurs when the railcar is loaded. For coal shipments via ocean vessel, delivery generally occurs when the vessel is loaded. For coke shipments via rail or truck, revenue is recognized when title and risk of loss transfer to the customer, generally at the point of shipment. For the Company's natural gas operations, delivery occurs when the gas has been transferred to the customer's pipeline.

Shipping and Handling

        Costs to ship products to customers are included in cost of sales and amounts billed to customers, if any, to cover shipping and handling are included in sales.

Cash and Cash Equivalents

        Cash and cash equivalents include short-term deposits and highly liquid investments that have original maturities of three months or less when purchased and are stated at cost.

Allowances for Losses

        Allowances for losses on trade and other accounts receivables are based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts and other receivables. Significantly weaker than anticipated industry or economic conditions could impact customers' ability to pay such that actual losses may be greater than the amounts provided for in these allowances.

Inventories

        Inventories are valued at the lower of cost or market. The Company's coal inventory costs include labor, supplies, equipment costs, operating overhead, freight, royalties and other related costs. As of December 31, 2011, all of the Company's coal inventories are determined using the first-in, first-out ("FIFO") inventory valuation method. The Company's supplies inventories are determined using the average cost method of accounting. The valuation of coal inventories are subject to estimates due to possible gains and losses resulting from inventory movements from the mine site to storage facilities, inherent inaccuracies in belt scales and aerial surveys used to measure quantities and fluctuations in moisture content. Periodic adjustments to coal tonnages on hand are made for an estimate of coal shortages due to these inherent gains and losses, primarily based on historical findings, the results of aerial surveys and periodic coal pile clean-ups. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate market value.

Owned and Leased Mineral Interests

        Costs to obtain coal reserves and lease mineral rights are capitalized based on the fair value at acquisition and depleted using the unit-of-production method over the life of proven and probable reserves. Lease agreements are generally long-term in nature (original terms range from 10 to 50 years), and substantially all of the leases contain provisions that allow for automatic extension of the lease term providing certain requirements are met.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term. Estimated useful lives used in computing depreciation expense range from 3 to 10 years for machinery and equipment, and from 15 to 30 years for land improvements and buildings, well life for gas properties and related development, and mine life for mine development costs. Gains and losses upon disposition are reflected in the statement of operations in the period of disposition. Maintenance and repair expenditures are charged to expense as incurred.

        Costs of developing new underground mines and certain underground expansion projects are capitalized. Underground development costs, which are costs incurred to make the coal physically accessible, may include construction permits and licenses, mine design, construction of access roads, main entries, airshafts, roof protection and other facilities. Costs of developing the first pit within a permitted area of a surface mine are capitalized up to the point of coal production attaining a level that would be more than de minimis. A surface mine is defined as the permitted mining area which includes various adjacent pits that share common infrastructure, processing equipment and a common coal reserve. Surface mine development costs include construction costs for entry roads, drilling, blasting and removal of overburden to access the first coal seam. Mine development costs are amortized primarily on a unit-of-production basis over the estimated reserve tons directly benefiting from the capital expenditures. Costs incurred during the production phase of a mine are capitalized into inventory and expensed to cost of sales as the coal is sold.

        Direct internal and external costs to implement computer systems and software are capitalized and are amortized over the estimated useful life of the system or software, generally 3 to 5 years, beginning when site installations or module development is complete and ready for its intended use.

        For the years ended December 31, 2011, 2010 and 2009, the Company capitalized interest costs in the amounts of $5.4 million, $1.4 million and $1.2 million, respectively.

        The Company has certain asset retirement obligations, primarily related to reclamation efforts for its mining operations. These obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset cost capitalized at inception is amortized over the useful life of the asset. The present values of the Company's asset retirement obligations were $75.1 million and $25.3 million as of December 31, 2011 and 2010, respectively. The increase is primarily attributable to $30.5 million of asset retirement obligations assumed in connection with the acquisition of Western Coal on April 1, 2011 as described in Note 3.

        The Company accounts for its natural gas exploration activities under the successful efforts method of accounting. Costs of exploratory wells are capitalized pending determination of whether the wells found commercially sufficient quantities of proved reserves. If a commercially sufficient quantity of proved reserves is not discovered, any associated previously capitalized exploratory costs associated with the drilling area are expensed. Costs of producing properties and natural gas mineral interests are amortized using the unit-of-production method. Costs incurred to develop proved reserves, including the cost of all development wells and related equipment used in the production of natural gas, are capitalized and amortized using the unit-of-production method. Unit-of-production amortization rates are revised when events and circumstances indicate an adjustment is necessary, but at least once a year, and such revisions are accounted for prospectively as changes in accounting estimates.

Impairment of Long-Lived Assets

        Property, plant and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. Fair value is generally determined using market quotes, if available, or a discounted cash flow approach. There were no significant impairments of long-lived assets during the years ended December 31, 2011, 2010 or 2009.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value assigned to the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is to be tested for impairment at a minimum annually unless circumstances indicate a possible impairment may exist. The Company performs its annual goodwill testing as of the beginning of the fourth quarter at the reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. The fair value of each reporting unit is determined using valuation models and expected future cash flows projections, which are then discounted using a risk-adjusted discount rate. A number of significant assumptions and estimates are involved in forecasting future cash flows including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

Workers' Compensation and Pneumoconiosis ("Black Lung")

        The Company is self-insured for workers' compensation benefits for work related injuries. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data of the division or combined insurance industry data when historical data is limited. Workers' compensation liabilities were as follows (in thousands):

	December 31,
	2011	2010
Undiscounted aggregated estimated claims to be paid	$43,501	$45,497
Workers' compensation liability recorded on a discounted basis	$36,987	$37,761

        The Company applies a discount rate at a risk-free interest rate, generally a U.S. Treasury bill rate, for each policy year. The rate used is one with a duration that corresponds to the weighted average expected payout period for each policy year. Once a discount rate is applied to a policy year, it remains the discount rate for that year until all claims are paid. The weighted average rate used for discounting the 2011 policy year liability at December 31, 2011 was 0.81%. A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

        The Company is responsible for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969, as amended, and is self-insured against black lung related claims. The Company performs an annual evaluation of the overall black lung liabilities at the December 31st balance sheet date. The calculation is performed using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others. The present value of the obligation recorded by the Company using a discount factor of 5.14% for 2011 and 5.35% for 2010 was $12.0 million and $9.2 million as of December 31, 2011 and 2010, respectively. A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $1.8 million, while a one-percentage-point decrease in the discount rate would increase the liability by $2.3 million.

Derivative Instruments and Hedging Activities

        The Company enters into interest rate hedge agreements in accordance with the Company's internal debt and interest rate risk management policy, which is designed to mitigate risks related to floating rate financing agreements that are subject to changes in the market rate of interest. Changes in the fair value of interest rate hedge agreements that are designated and effective as hedges are recorded in accumulated other comprehensive income (loss) ("OCI"). Deferred gains or losses are reclassified from OCI to the statement of operations in the same period as the underlying transactions are recorded and are recognized in the caption, interest expense. Changes in the fair value of interest rate hedge agreements that are not effective as hedges would be recorded immediately in the statement of operations as interest expense.

        To protect against the reduction in the value of forecasted cash flows resulting from sales of natural gas, the Company periodically engages in a natural gas hedging program. The Company periodically hedges portions of its forecasted revenues from sales of natural gas with natural gas derivative contracts, generally either "swaps" or "collars". The Company enters into natural gas derivatives that effectively convert a portion of its forecasted sales at floating-rate natural gas prices to a fixed-rate basis, thus reducing the impact of natural gas price changes on revenues. When natural gas prices fall, the decline in value of future natural gas sales is offset by gains in the value of swap contracts designated as hedges. Conversely, when natural gas prices rise, the increase in the value of future cash flows from natural gas sales is offset by losses in the value of the swap contracts. Changes in the fair value of natural gas derivative agreements that are designated and effective as hedges are recorded in OCI. Deferred gains or losses are reclassified from OCI and recognized as miscellaneous income in the statement of operations in the same period as the underlying transactions are recognized. Changes in the fair value of natural gas hedge agreements that are not effective as hedges or are not designated as hedges would be recorded immediately in the statement of operations as miscellaneous income.

        During the three years ended December 31, 2011, the Company did not hold any non-derivative instruments designated as hedges or any derivatives designated as fair value hedges. In addition, the Company does not enter into derivative financial instruments for speculative or trading purposes. Derivative contracts are entered into only with counterparties that management considers creditworthy. Cash flows from hedging activities are reported in the statement of cash flows in the same classification as the hedged item, generally as a component of cash flows from operations.

Foreign Currency Translation

        The functional currency of the Company's Canadian operations is the U.S. dollar, while the U.K. operations functional currency is the British Pound. As such, monetary assets and liabilities are remeasured at period end exchange rates while non-monetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. For the Company's Canadian operations, gains and losses from foreign currency remeasurement related to tax balances are included as a component of income tax expense while all other remeasurement gains and losses are included in miscellaneous income. For the Company's U.K. operations, foreign currency translation adjustments are reported in OCI. The foreign currency remeasurement gain recognized in miscellaneous income for the year ended December 31, 2011 was $3.8 million. The Company had no foreign operations prior to the acquisition of Western Coal on April 1, 2011 as described in Note 3.

Stock-Based Compensation

        The Company periodically grants stock-based awards to employees and its Board of Directors and records the related compensation expense during the period of vesting. This compensation expense is charged to the statement of operations with a corresponding credit to capital in excess of par value and is generally recognized utilizing the graded vesting method for stock options and the straight-line method for restricted stock units. The Company uses the Black-Scholes option pricing model to value its stock option grants and estimates forfeitures in calculating the expense related to stock-based compensation. See Note 5 for additional information on stock-based compensation.

Environmental Expenditures

        The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. See Note 14 for additional discussion of environmental matters.

Income (Loss) per Share

        The Company calculates basic income (loss) per share based on the weighted average common shares outstanding during each period and diluted income (loss) per share based on weighted average common shares and dilutive common equivalent shares outstanding during each period. Dilutive common equivalent shares include the dilutive effect of stock awards, see Note 13.

NOTE 3—Acquisitions

        Western Coal Corp.    On November 18, 2010, the Company announced its intent to acquire all of the outstanding common shares of Western Coal. Western Coal is a producer of high quality metallurgical coal from mines in Northeast British Columbia (Canada), high quality metallurgical coal and compliant thermal coal from mines located in West Virginia (United States), and high quality anthracite coal from mines located in South Wales (United Kingdom). The acquisition of Western Coal substantially increased the Company's reserves available for future production, the majority of which is high-quality metallurgical coal, and created a diverse geographical footprint with strategic access to high-growth steel-producing countries in both the Atlantic and Pacific basins.

        On November 17, 2010, the Company entered into a share purchase agreement with various funds advised by Audley Capital to purchase approximately 54.5 million common shares, or 19.8%, of the outstanding common shares of Western Coal for CAD$11.50 per share in two separate transactions. On December 2, 2010 the Company entered into an arrangement agreement with Western Coal to acquire all the remaining outstanding common shares of Western Coal for CAD$11.50 per share in cash or 0.114 of a Walter Energy share, or for a combination thereof at the holder's election, subject to proration.

        In January 2011, the Company completed the first transaction to acquire 25,274,745 common shares of Western Coal, or 9.15% of the outstanding shares, from funds advised by Audley Capital. The shares were purchased for $293.7 million in cash and had a fair value of $314.2 million on April 1, 2011. The Company recognized a gain on April 1, 2011 of $20.5 million as a result of remeasuring to fair value the Western Coal shares acquired from Audley Capital which is included in other income in the Consolidated Statements of Operations for the year ended December 31, 2011. On April 1, 2011, the Company acquired the remaining outstanding common shares of Western Coal (including the second Audley Capital transaction) for a combination of $2.2 billion in cash and the issuance of 8,951,558 common shares of Walter Energy valued at $1.2 billion. The fair value of Walter Energy's common stock on April 1, 2011 was $136.75 per share based on the closing value on the New York Stock Exchange. The cash portion was funded with part of the proceeds from the new $2.725 billion credit facility discussed in Note 10. All of the outstanding options to purchase Western Coal common shares that were not exercised prior to the acquisition were exchanged for fully-vested and immediately exercisable options to purchase shares of Walter Energy common stock. The Company issued 193,498 stock options in exchange for the Western Coal stock options outstanding as of April 1, 2011. The stock options issued had a fair value of $15.5 million, which was estimated using the Black-Scholes option pricing model. The outstanding warrants of Western Coal were not directly affected by the acquisition. Instead, upon exercise each warrant entitled the holder to receive cash and shares of Walter Energy common stock that would have been issued if the warrants had been exercised immediately before closing the acquisition.

        The purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. A full and detailed valuation of the assets and liabilities is being completed with the assistance of an independent third party and certain information and analysis remains pending at this time. Accordingly, the allocation is preliminary and may change as additional information becomes available and is assessed by the Company. The final allocation of the consideration transferred may include adjustment to the fair value estimates of identifiable assets and liabilities, including but not limited to depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves, intangible assets and contract-related liabilities after a full review has been completed. The impact of such changes may be material. Fair values were determined using the income, cost and market price valuation methods as deemed appropriate.

        Management further refined information regarding acquired mineral interests during the fourth quarter of 2011 including refined estimates for future costs and production volumes and timing which resulted in a $1.4 billion reduction in fair value initially allocated to mineral interests. This also resulted in an increase in goodwill of $845.5 million and the deferred tax liability was reduced by $555.7 million reflecting a reduction in future depletion expense not deductible for tax. Changes made to the preliminary allocation of the purchase consideration and the alignment of accounting policies in the 2011 fourth quarter impacted the Company's previously reported quarterly results by an increase in net income of $7.8 million and a $0.13 increase in diluted net income per share for the three months ended June 30, 2011 and an increase in net income of $4.1 million and a $0.07 increase in diluted net income per share for the three months ended September 30, 2011. These amounts are included in the Company's results of operations for the year ended December 31, 2011. The Company did not consider the effect of these changes to be material to its second quarter 2011 and third quarter 2011 operating results or financial condition.

        During the 2012 first quarter, the Company completed the valuation of the assets and liabilities with the assistance of an independent third party and recorded refinement adjustments to the preliminary purchase price allocation. These refinements were primarily around the areas of acquired mineral interests including estimates for future costs, production volumes and timing which resulted in a $94.0 million increase in fair value allocated to mineral interests as compared to the December 31, 2011 preliminary fair value. This also resulted in a decrease in goodwill of $57.8 million and the deferred tax liability was increased by $25.5 million, reflecting an increase in future book depletion expense not deductible for tax purposes. Retrospective application of the changes made to the allocation of the purchase consideration in the 2012 first quarter increased retained earnings, a component of stockholders' equity, as of December 31, 2011 and net income for the year ended by $14.4 million. The increase to retained earnings resulting from the change in net income was primarily due to a decrease in mineral interests depletion related to 2011. These recast adjustments are shown in the table below and reflected within the consolidated financial statements presented herein.

        The following tables summarizes the purchase consideration, the December 31, 2011 preliminary purchase price allocation, the preliminary purchase price allocation reported in the Company's quarterly report on Form 10-Q for the period ended September 30, 2011 and the adjustments made in the three months ended December 31, 2011 (in thousands):

Purchase consideration:
Cash	$2,173,080
Fair value of shares of common stock issued	1,224,126
Fair value of stock options issued and warrants	34,765

Fair value of consideration transferred	3,431,971
Fair value of equity interest in Western Coal held before the acquisition	314,231

Total consideration	$3,746,202

	Preliminary September 30, 2011	Adjustments	Preliminary December 31, 2011	Recast Adjustments	Final
Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	$34,065	$—	$34,065	$—	$34,065
Receivables	163,668	—	163,668	—	163,668
Inventories	122,012	(783)	121,229	—	121,229
Other current assets	65,606	20,869	86,475	23	86,498
Mineral interests	4,399,000	(1,407,000)	2,992,000	94,000	3,086,000
Property, plant and equipment	565,228	(4,334)	560,894	(6,702)	554,192
Goodwill	277,404	845,480	1,122,884	(57,844)	1,065,040
Other long-term assets	54,150	—	54,150	—	54,150

Total assets	5,681,133	(545,768)	5,135,365	29,477	5,164,842

Accounts payable and accrued liabilities	180,157	4,826	184,983	—	184,983
Other current liabilities	75,824	6,351	82,175	3,930	86,105
Deferred tax liability	1,576,896	(555,735)	1,021,161	25,547	1,046,708
Other long-term liabilities	102,054	(1,210)	100,844	—	100,844

Total liabilities	1,934,931	(545,768)	1,389,163	29,477	1,418,640

Net assets acquired	$3,746,202	$—	$3,746,202	$—	$3,746,202

        Retrospective application of the changes made to the allocation of the purchase consideration in the 2012 first quarter increased net income previously reported by $14.4 million for the year ended December 31, 2011. The increase to net income was primarily due to a decrease in mineral interests depletion during the period. The following table summarizes the Company's recast and previously reported year ended December 31, 2011 Condensed Consolidated Statements of Operations amounts (in thousands):

	Previously Reported	Recast Adjustments	As Recast
Depreciation and depletion	$245,509	$(14,828)	$230,681
Operating income	558,603	14,828	573,431
Income before income tax expense	479,995	14,828	494,823
Income tax expense	130,819	406	131,225
Net income	349,176	14,422	363,598
Net income per share:
Basic	$5.79	$0.24	$6.03

Diluted	$5.76	$0.24	$6.00

        The following table summarizes the Company's recast and previously reported year ended December 31, 2011 Condensed Consolidated Statement of Cash Flows amounts (in thousands):

	Previously Reported	Recast Adjustments	As Recast
Net Income	$349,176	$14,422	$363,598
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and depletion	245,509	(14,828)	230,681
Deferred income tax credit	66,397	406	66,803

        Goodwill is calculated as the excess of the purchase consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed. The factors that contribute to the recognition of goodwill include Western Coal's (i) historical cash flows and income levels, (ii) reputation in its markets, (iii) strength of its management team, (iv) efficiency of its operations, and (v) future cash flows and income growth projections. Goodwill has been assigned to the Canadian and U.K. Operations segment and the U.S. Operations segment in the amounts of $992.4 billion and $72.6 million, respectively. None of the goodwill is expected to be tax deductible. The Company incurred acquisition costs related to the purchase of approximately $23.2 million during the year ended December 31, 2011, which is included in selling, general and administrative expenses in the Company's Consolidated Statements of Operations.

        The amounts of revenues and earnings of Western Coal included in the Company's consolidated statement of operations from the acquisition date are as follows (in thousands):

For the year ended December 31, 2011 Recast
Revenues	$846,682
Net income	$74,960

        The unaudited supplemental pro forma information presented below includes the effects of the Western Coal acquisition as if it had been completed as of January 1, 2010. The pro forma results include (i) the impact of certain estimated fair value adjustments, including additional estimated depreciation and depletion expense associated with the acquired mineral interests and property, plant and equipment and (ii) interest expense associated with debt used to fund the acquisition. The pro forma results for the year ended December 31, 2010 include adjustments for the financial impact of certain acquisition related items incurred during the year ended December 31, 2011. Accordingly, the following unaudited pro forma financial information should not be considered indicative of either future results or results that might have occurred had the acquisition been consummated as of January 1, 2010 (in thousands):

	For the years ended December 31,
	2011	2010
Revenues	$2,795,566	$2,358,040
Net income	$418,419	$342,693

        North River Mine    On May 6, 2011, the Company acquired the North River thermal coal mine in Fayette and Tuscaloosa Counties of Alabama from a subsidiary of Chevron Corporation for $1.1 million in cash and the assumption of certain liabilities totaling approximately $90.9 million, including a $70.0 million below-market coal sales contract liability. The below-market contract has a remaining term of 26 months as of December 31, 2011 and such contracts acquired in a business combination are recorded at their fair value with this fair value being amortized into revenues over the tons of coal sold during the contract term. The Company has recognized goodwill of $1.7 million. None of the goodwill is expected to be tax deductible. The purchase consideration has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The inclusion of this business for the current period did not have a material impact on either the Company's revenues or operating income, and the Company does not expect the results of this business to have a material effect on future operating results.

        HighMount Exploration & Production Alabama, LLC    On May 28, 2010, the Company acquired 100% of the issued and outstanding membership interests of HighMount Exploration & Production Alabama, LLC's ("HighMount") coal bed methane business for a cash payment of $210.0 million and renamed the business Walter Black Warrior Basin, LLC ("WBWB"). The fair value of the assets acquired and liabilities assumed totaled $217.6 million and $7.6 million, respectively. The Company incurred acquisition costs related to the purchase of approximately $2.7 million during the year ended December 31, 2010, which is included in selling, general and administrative expenses in the Company's Consolidated Statement of Operations. The acquisition of the coal bed methane operations included approximately 1,300 existing conventional gas wells, pipeline infrastructure and related equipment located adjacent to the Company's existing underground mining and coal bed methane business in Alabama. Current proven reserves are approximately 79 bcf (billion cubic feet), with annual coal bed methane production of approximately 8.0 bcf expected. The acquisition of this natural gas business, included in the U.S. Operations segment, helps ensure that future coal production areas will be properly degasified, thereby improving safety and operating efficiency of the Company's existing underground metallurgical coal production.

        WBWB's financial results have been included in the Company's financial statements since the date of acquisition. The inclusion of this business for 2010 and 2011 did not have a material impact on either the Company's revenues or operating income and the Company does not expect the results of this business to have a material impact in the foreseeable future. Assets acquired and liabilities assumed were recorded at estimated fair value as of the acquisition date. Fair values were determined using the income, cost and market price valuation methods as deemed appropriate. The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Fair value of assets acquired and liabilities assumed:
Receivables	$5,439
Other current assets	340
Property, plant and equipment	210,323
Identifiable intangible asset	1,505

Total assets	217,607

Accounts payable & accrued liabilities	(4,282)
Asset retirement obligations	(3,361)

Total liabilities	(7,643)

Net assets acquired	$209,964

NOTE 4—Discontinued Operations

        Spin-off of Financing    In 2009, the Company completed the spin-off of its Financing business and the merger of that business with Hanover Capital Mortgage Holdings, Inc. to create Walter Investment Management Corp. ("Walter Investment"), which operates as a publicly traded real estate investment trust. The subsidiaries and assets that Walter Investment owned at the time of the spin-off included all assets of Financing except for those associated with the workers' compensation program and various other run-off insurance programs within Cardem Insurance Co., Ltd. As a result of the spin-off, the Company no longer has any ownership interest in Walter Investment. Amounts previously reported in the Financing segment are presented as discontinued operations for the years ended December 31, 2010 and 2009.

        Closure of Homebuilding    In 2008, the Company made the decision to close the Homebuilding business. This decision was reached despite the efforts of management and employees, including a major restructuring during 2008 that closed nearly half of the sales centers. After the decision was made, the Company immediately took steps to liquidate the remaining assets and wind down the business. This wind down was substantially complete in 2009 and as a result, the Company has reported the results of operations, assets, liabilities and cash flows of the Homebuilding segment as discontinued operations for the years ended December 31, 2010 and 2009.

        Closure of Kodiak Mining Co.    In 2008, the Company announced the permanent closure of the underground coal mine operations of Kodiak Mining Company, LLC ("Kodiak"), which is wholly-owned by Walter Minerals, due to high operational costs, difficult operating conditions and a challenging pricing environment for Kodiak's product. As such, the Company has reported the results of operations, assets, liabilities and cash flows of Kodiak as discontinued operations for the years ended December 31, 2010 and 2009.

        The table below presents the significant components of operating results included in loss from discontinued operations (primarily Financing, Homebuilding and Kodiak) for the years ended December 31, 2010 and 2009 (in thousands):

	For the years ended December 31,
	2010	2009
Sales and revenues	$4,293	$83,673

Loss from discontinued operations before income tax expense (benefit)	$(5,856)	$(3,725)
Income tax expense (benefit)	(2,228)	967

Loss from discontinued operations	$(3,628)	$(4,692)

        Prior to the Company discontinuing these operations, the Company allocated certain corporate expenses, limited to specifically identified costs and other corporate shared services which supported segment operations, to discontinued operations. These costs represented expenses that had historically been allocated to and recorded by the Company's operating segments as selling, general and administrative expenses. The Company did not elect to allocate corporate interest expense to discontinued operations.

        The remaining assets and liabilities of Homebuilding and Kodiak included as discontinued operations in the consolidated balance sheet as of December 31, 2010 are shown below (in thousands):

December 31, 2010
Cash and cash equivalents	$535
Receivables, net	563
Inventories	613
Property, plant and equipment, net	3,691
Other assets	510

Total assets(a)	$5,912

Accounts payable	$943
Accrued expenses	6,045
Other liabilities	750

Total liabilities(a)	$7,738

(a)
Total assets and liabilities of discontinued operations are shown as "current" in the consolidated balance sheet at December 31, 2010.

NOTE 5—Equity Award Plans

        The stockholders of the Company approved the 2002 Long-Term Incentive Award Plan (the "2002 Plan"), under which an aggregate of 4.3 million shares of the Company's common stock, as restated to reflect the modification for the Financing spin-off, have been reserved for grant and issuance of incentive and non-qualified stock options, stock appreciation rights and stock awards.

        Under the 2002 Plan, an option becomes exercisable at such times and in such installments as set by the Compensation Committee of the Board of Directors (generally, vesting occurs over three years in equal annual increments), but no option will be exercisable after the tenth anniversary of the date on which it is granted. The Company may also issue restricted stock units. The Company has issued restricted stock units which generally fully vest after three years of continuous employment or over three years in equal annual increments.

        Upon completion of the Western Coal acquisition, all of the outstanding options to purchase Western Coal common shares that were not exercised prior to the acquisition were exchanged for fully-vested and immediately exercisable Walter energy stock options. The Company issued 193,498 stock options in exchange for the Western Coal stock options outstanding as of April 1, 2011.

        For the years ended December 31, 2011, 2010 and 2009, the Company recorded stock-based compensation expense for its continuing operations related to equity awards totaling approximately $9.2 million, $3.3 million, and $6.7 million, respectively. These amounts are included in selling, general and administrative expenses and have been allocated to the reportable segments. The total income tax benefits in the Company's continuing operations recognized in the statements of operations for share-based compensation arrangements were $3.2 million, $1.2 million, and $2.4 million during 2011, 2010 and 2009, respectively.

        A summary of activity related to stock options during the year ended December 31, 2011, including awards applicable to discontinued operations, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2010	514,708	$28.54
Granted	80,432	$116.78
Granted in exchange for Western Coal stock options	193,498	$50.16
Exercised	(265,833)	$33.70
Cancelled	(27,481)	$126.04

Outstanding at December 31, 2011	495,324	$43.13	5.5	$12,259

Exercisable at December 31, 2011	381,507	$34.02	4.6	$10,623

        Weighted average assumptions used to determine the grant-date fair value of options granted were:

	For the year ended December 31,
	2011(1)	2010	2009
Risk free interest rate	0.88%	2.22%	2.12%
Dividend yield	0.52%	0.75%	0.75%
Expected life (years)	2.46	5.10	5.24
Volatility	57.51%	69.64%	64.37%

(1)
Includes fully vested replacement stock options issued on April 1, 2011 in connection with the acquisition of Western Coal described in Note 3, which significantly reduced the expected life as compared to prior periods.

        The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on the Company's estimated annual dividend payout at grant date. The expected term of the options represents the period of time the options are expected to be outstanding. Expected volatility is based on historical volatility of the Company's share price for the expected term of the options.

        A summary of activity related to restricted stock units during the year ended December 31, 2011, including awards applicable to discontinued operations, is as follows:

	Shares	Aggregate Intrinsic Value ($000)	Weighted Average Remaining Contractual Term in Years
Outstanding at December 31, 2010	201,838
Granted	144,517
Vested	(127,598)
Cancelled	(55,510)

Outstanding at December 31, 2011	163,247	$9,886	1.47

        The weighted-average grant-date fair values of stock options granted during the years ended December 31, 2011, 2010 and 2009 were $81.82, $46.43 and $10.67, respectively. The weighted-average grant-date fair values of restricted stock units granted during the years ended December 31, 2011, 2010 and 2009 were $133.15, $82.30 and $20.70, respectively. The total amount of cash received from exercise of stock options was $8.9 million, $17.1 million and $9.9 million for the years ended December 31, 2011, 2010 and 2009, respectively. The total intrinsic value of stock awards exercised or converted during 2011 was $24.2 million and $7.7 million, respectively, and the total intrinsic value of stock awards exercised or converted during 2010 was $43.1 million and $11.0 million, respectively. The total intrinsic value of stock awards exercised or converted during 2009 was $20.0 million and $3.0 million, respectively. The total fair value of shares vested during the years 2011, 2010 and 2009 was $4.9 million, $5.8 million and $9.0 million respectively.

        Unrecognized compensation costs related to non-vested share-based compensation arrangements granted were approximately $12.6 million, $2.3 million and $5.4 million as of December 31, 2011, 2010 and 2009, respectively. These costs are to be recognized over a weighted average period of 2.3 years.

Employee Stock Purchase Plan

        All full-time employees of the Company who have attained the age of majority in the country in which they reside are eligible to participate in the employee stock purchase plan, which was adopted in January 1996 and amended in April 2004. The Company contributes a sum equal to 15% (20% after five years of continuous participation) of each participant's actual payroll deduction as authorized, and remits such funds to a designated brokerage firm that purchases, in the open market, shares of the Company's common stock for the accounts of the participants. The total number of shares that may be purchased under the plan is 3.5 million. Total shares purchased under the plan during the years ended December 31, 2011, 2010 and 2009 were approximately 29,500, 20,000 and 47,000, respectively, and the Company's contributions recognized as expense were approximately $0.4 million, $0.2 million and $0.3 million, respectively, during such years.

NOTE 6—Receivables

        Receivables are summarized as follows (in thousands):

	December 31,
	2011	2010
Trade receivables	$233,568	$130,904
Other receivables	86,493	14,856
Less: Allowance for losses	(6,718)	(2,522)

Receivables, net	$313,343	$143,238

NOTE 7—Inventories

        Inventories are summarized as follows (in thousands):

	December 31,
	2011	2010
Coal	$180,537	$69,110
Raw materials and supplies	59,900	28,521

Total inventories	$240,437	$97,631

NOTE 8—Mineral Interests and Property, Plant and Equipment

        The book value of mineral interests totaled $3,140.5 million and $34.9 million as of December 31, 2011 and 2010, respectively. Accumulated amortization totaled $84.2 million and $17.6 million as of December 31, 2011 and 2010, respectively.

        Property, plant and equipment are summarized as follows (in thousands):

	December 31,
	2011	2010
Land	$85,439	$68,695
Land improvements	14,484	12,356
Buildings and leasehold improvements	562,263	25,091
Mine development costs	36,796	84,930
Machinery and equipment	991,794	614,262
Gas properties and related development	222,711	305,697
Construction in progress	332,474	94,798

Total	2,245,961	1,205,829
Less: Accumulated depreciation and depletion	(614,628)	(433,133)

Net	$1,631,333	$772,696

NOTE 9—Income Taxes

        Income tax expense (benefit) applicable to continuing operations consists of the following (in thousands):

	For the years ended December 31,
	2011			2010			2009
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$37,307	$80,701	$118,008	$77,400	$75,579	$152,979	$3,423	$35,515	$38,938
State	6,226	3,108	9,333	27,597	7,595	35,192	9,683	(6,477)	3,206
Foreign	20,889	(17,006)	3,883	—	—	—	—	—	—

Total	$64,422	$66,803	$131,225	$104,997	$83,174	$188,171	$13,106	$29,038	$42,144

        The foreign provision for income taxes is based on foreign pretax earnings of $84.0 million in 2011. The Company did not have foreign operations in 2010 and 2009. The Company records a provision for income taxes on amounts that may be repatriated but not on undistributed foreign earnings of the Company's foreign subsidiaries that are intended to be indefinitely reinvested in operations outside of the United States. As of December 31, 2011, United States income taxes have not been provided on the cumulative earnings of foreign subsidiaries considered to be indefinitely reinvested in operations outside of the United States.

        Deferred tax assets and liabilities reflect the effects of tax losses, credits, and the future income tax effects of temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        As of December 31, 2011 and December 31, 2010, the significant components of the Company's deferred income tax assets and liabilities were (in thousands):

	December 31,
	2011	2010
Deferred income tax assets:
Net operating loss and credit carryforwards	$56,970	$31,578
Accrued expenses	18,773	17,367
Contingent interest	36,441	33,515
Postretirement benefits other than pensions	219,399	183,711
Pension obligations	20,229	22,071
Other	31,760	29,476

Total deferred tax assets	383,572	317,718
Less: valuation allowance for deferred tax assets	(1,729)	(1,549)

Net deferred income tax asset	381,843	316,169

Deferred income tax liabilities:
Prepaid expenses	(11,915)	(10,181)
B.C. minerals tax	(263,422)	—
Property, plant and equipment	(965,463)	(94,097)

Total deferred income tax liabilities	(1,240,800)	(104,278)

Net deferred income tax (liability) asset	$(858,957)	$211,891

Deferred income taxes are classified as follows:
Current deferred income tax asset	$61,079	$62,371
Noncurrent deferred income tax asset	109,300	149,520
Noncurrent deferred income tax liability, net	(1,029,336)	—

Net deferred tax (liability) asset	$(858,957)	$211,891

        At December 31, 2011, approximately $41.0 million of federal net operating losses ("NOLs") and $71.6 million of state tax NOLs were available. The NOLs primarily expire between 2025 and 2031. We believe the U.S. operations will have sufficient taxable income to utilize the domestic NOLs prior to expiration.

        At December 31, 2011, approximately $161.9 million of non-U.S. NOLs were available. Canadian NOLs of $121.5 million will expire between 2025 and 2031. U.K. NOLs of $40.4 million have an indefinite carryforward period. As of December 31, 2011 we had valuation allowances totaling $1.7 million primarily for non-U.S. capital loss carry forwards not expected to provide future tax benefits.

        The income tax expense (benefit) at the Company's effective tax rate differed from the U.S. statutory rate of 35% as follows (in thousands):

	For the years ended December 31,
	2011	2010	2009
Income from continuing operations before income tax expense	$494,823	$577,596	$183,994

Tax expense at statutory tax rate of 35%	$173,188	$202,159	$64,398
Effect of:
Excess depletion benefit	(32,370)	(31,572)	(18,693)
Impact of foreign taxes	(36,545)	—	—
B.C. minerals tax	11,954	—	—
State and local income tax, net of federal effect	7,394	26,134	2,158
U.S. domestic production activities benefit	(5,583)	(3,871)	—
Acquisition costs	8,078	—	—
Other	5,109	(4,679)	(5,719)

Tax expense recognized	$131,225	$188,171	$42,144

        Our effective tax rate for 2011 declined from 2010 due primarily to certain undistributed foreign earnings for which U.S. taxes are not provided because such earnings are intended to be indefinitely reinvested outside of the U.S. The effective tax rate was also impacted by certain foreign taxes, including the British Columbia, Canada minerals tax, which were not applicable to the Company in 2010.

        The Company's income taxes payable have been reduced by the tax benefits from employee stock plan awards. For stock options, the Company receives an income tax benefit calculated as the difference between the fair market value of the stock issued at the time of the exercise and the option price, tax effected. For restricted stock units, the Company receives an income tax benefit upon the award's vesting equal to the tax effect of the underlying stock's fair market value. The Company had net excess tax benefits from equity awards of $23.6 million, $16.8 million, and $6.8 million in 2011, 2010, and 2009, respectively.

        The Company files income tax returns in the U.S., Canada, UK, Australia and in various state, provincial and local jurisdictions which are routinely examined by tax authorities in these jurisdictions. The statute of limitations related to the U.S. consolidated federal income tax return is closed for the years prior to August 31, 1983 and for the years ended May 31, 1997, 1998 and 1999. The impact of any U.S. federal changes for these years on state income taxes remains subject to examination for a period up to five years after formal notification to the states. The Company generally remains subject to income tax in various states for prior periods ranging from three to eleven years depending on jurisdiction. In our major non-U.S. jurisdictions, tax years are typically subject to examination for three to six years.

        On December 27, 1989, the Company and most of its U.S. subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Proceedings") in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"). The Company emerged from bankruptcy on March 17, 1995 (the "Effective Date") pursuant to the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified the "Consensual Plan"). Despite the confirmation and effectiveness of the Consensual Plan, the Bankruptcy Court continues to have jurisdiction over, among other things, the resolution of disputed prepetition claims against the Company and other matters that may arise in connection with or related to the Consensual Plan, including claims related to federal income taxes.

        In connection with the U.S. Bankruptcy Proceedings, the Internal Revenue Service ("IRS") filed a proof of claim in the Bankruptcy Court (the "Proof of Claim") for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1983 through May 31, 1994. The Company filed an adversary proceeding in the Bankruptcy Court disputing the Proof of Claim (the "Adversary Proceeding") and the various issues have been litigated in the Bankruptcy Court. An opinion was issued by the Bankruptcy Court in June 2010 as to the remaining disputed issues. The Bankruptcy Court instructed both parties to submit a proposed final order addressing all issues that have been litigated for the tax years 1983 through 1995 in the Adversary Proceeding by late August 2010. At the request of both parties, the Bankruptcy Court granted an extension of time of 90 days from the initial submission date to submit the proposed final order. Additional extensions of time to submit the proposed final order were granted in November 2010, February 2011, May 2011 and September 2011. At the request of both parties, in January 2012 the Bankruptcy Court granted an additional extension of time until May 10, 2012 to submit the proposed final order.

        The amounts initially asserted by the Proof of Claim do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. The Company believes that any financial exposure with respect to those issues that have not been resolved or settled in the Proof of Claim is limited to interest and possible penalties and the amount of tax assessed has been offset by tax reductions in future years. All of the issues in the Proof of Claim, which have not been settled or conceded, have been litigated before the Bankruptcy Court and are subject to appeal but only at the conclusion of the entire Adversary Proceeding.

        The Company believes that those portions of the Proof of Claim, which remain in dispute or are subject to appeal, substantially overstate the amount of taxes allegedly owed. However, because of the complexity of the issues presented and the uncertainties associated with litigation, the Company is unable to predict the ultimate outcome of the Adversary Proceeding.

        The IRS completed its audit of the Company's federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS issued 30-Day Letters to the Company in June 2010, proposing changes to tax for these tax years. The Company filed a formal protest with the IRS within the prescribed 30-day time limit for those issues which have not been previously settled or conceded. The IRS filed a rebuttal to the Company's formal protest and the case was assigned to the Appeals Division of the IRS. The Appeals Division convened a hearing on March 8, 2011 and heard arguments from both parties as to issues not settled or conceded for the 2000 through 2005 audit period. At this time, no final resolution has been reached with the Appeals Division pertaining to these matters. The disputed issues in this audit period are similar to the issues remaining in the Proof of Claim and consequently, should the IRS prevail on its positions, the Company believes its financial exposure is limited to interest and possible penalties.

        The IRS is conducting an audit of the Company's income tax returns filed for 2006 through 2008. Since the IRS examination is ongoing, any resulting tax deficiency or overpayment cannot be estimated at this time. The Company expects the current IRS exam to conclude during 2012. During the next year, the statute of limitations for assessing additional income tax deficiencies will expire for certain tax years in several state tax jurisdictions. The expiration of the statute of limitations for these years is expected to have an immaterial impact on the total uncertain income tax positions and net income.

        The Company believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. The Company believes that it has sufficient accruals to address any claims, including interest and penalties, and as a result, believes that any potential difference between actual losses and costs incurred and the amounts accrued would be immaterial.

        A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2011	2010
Gross unrecognized tax benefits at beginning of year	$39,191	$34,300
Increases for tax positions taken in prior years	31,704	5,216
Increases in tax positions for the current year	23,169	—
Decreases for changes in temporary differences	(1,306)	(325)

Gross unrecognized tax benefits at end of year	$92,758	$39,191

        The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate totaled $92.1 million and $37.3 million at December 31, 2011 and 2010, respectively. The Company recognizes interest expense and penalties related to unrecognized tax benefits in interest expense and selling, general and administrative expenses, respectively.

        For the years ended December 31, 2011, 2010 and 2009, interest expense includes $7.2 million, $5.6 million and $7.4 million, respectively, for interest accrued on the liability for unrecognized tax benefits and for issues identified in the Proof of Claim. As of December 31, 2011, the Company had accrued interest and penalties related to unrecognized tax benefits and the Adversary Proceeding of $105.3 million. Due to the uncertainties associated with litigation and the Adversary Proceeding, the Company is unable to predict the amount, if any, of the change in the gross unrecognized tax benefits balance in the next twelve months.

NOTE 10—Debt

        Debt consisted of the following (in thousands):

	December 31, 2011	December 31, 2010	Weighted Average Stated Interest Rate At December 31, 2011	Estimated Final Maturity
2011 term loan A	$894,837	$—	3.44%	2016
2011 term loan B	1,333,163	—	4.00%	2018
2005 term loan	—	136,062
Revolving credit facility	10,000	—	3.28%	2016
Other(1)	87,715	32,411	Various	Various

Total debt	2,325,715	168,473
Less current debt	(56,695)	(13,903)

Total long-term debt	$2,269,020	$154,570

(1)
This balance includes capital lease obligations (see Note 14) and an equipment financing agreement.

        The Company's minimum debt repayment schedule, excluding interest, as of December 31, 2011 is as follows (in thousands):

	Payments Due
	2012	2013	2014	2015	2016	Thereafter
2011 term loan A	$19,837	$82,500	$112,500	$517,500	$162,500	$—
2011 term loan B	—	—	—	—	10,163	1,323,000
Revolving credit facility	—	—	—	—	10,000	—
Other debt	36,858	27,215	17,530	6,058	54	—

	$56,695	$109,715	$130,030	$523,558	$182,717	$1,323,000

        2011 Credit Agreement    On April 1, 2011, the Company entered into a $2.725 billion credit agreement (the "2011 Credit Agreement") to partially fund the acquisition of Western Coal and to pay off all outstanding loans under the 2005 Credit Agreement described below. The 2011 Credit Agreement consists of (1) a $950.0 million principal amortizing term loan A facility maturing in April 2016, at which time the remaining outstanding principal is due, (2) a $1.4 billion principal amortizing term loan B facility maturing in April 2018, at which time the remaining outstanding principal is due and (3) a $375.0 million multi-currency revolving credit facility ("Revolver") maturing in April 2016, at which time any remaining balance is due. The Revolver provides for operational needs and letters of credit. The Company's obligations under the 2011 Credit Agreement are secured by substantially all of the Company's domestic and foreign real, personal and intellectual property. The 2011 Credit Agreement contains customary events of default and covenants, including among other things, covenants that restrict but do not prevent the ability of the Company and its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, pay dividends and repurchase stock, engage in mergers or acquisitions and make investments and loans. The 2011 Credit Agreement also includes certain financial covenants that must be maintained.

        The Revolver, term loan A and term loan B interest rates are tied to LIBOR or the Canadian Dealer Offered Rate ("CDOR"), plus a credit spread ranging from 225 to 300 basis points for the Revolver and term loan A, and 275 to 300 basis points on the term loan B adjusted quarterly based on the Company's total leverage ratio as defined by the 2011 Credit Agreement. The term loan B has a minimum LIBOR floor of 1.0%. The Revolver loans can be denominated in either U.S. dollars or Canadian dollars at the Company's option. The commitment fee on the unused portion of the Revolver is 0.5% per year for all pricing levels. As of December 31, 2011, the Revolver had $10.0 million in borrowings, with $71.2 million outstanding stand-by letters of credit and $293.8 million of availability for future borrowings.

        2005 Credit Agreement, as Amended    On April 1, 2011, in connection with the acquisition of Western Coal, the Company repaid all outstanding loans and accrued interest under the 2005 credit agreement, as amended ("2005 Credit Agreement") and it was simultaneously terminated. No penalties were due in connection with the repayments. As of March 31, 2011 the 2005 Credit Agreement included (1) an amortizing term loan facility ("2005 Term Loan") with an initial aggregate principal amount of $450.0 million and (2) a $300.0 million revolving credit facility ("2005 Revolver") which provided for loans and letters of credit. The 2005 Term Loan bore interest at LIBOR plus as much as 300 basis points and required quarterly principal payments of $0.4 million through October 3, 2012, at which time the remaining outstanding principal was to be due. The 2005 Revolver bore interest at LIBOR plus as much as 400 basis points and was due to mature on July 2, 2012. The commitment fee on the unused portion of the 2005 Revolver was 0.5% per year for all pricing levels. The Company's obligations under the 2005 Credit Agreement were secured by substantially all of the Company's real, personal and intellectual property.

NOTE 11—Pension and Other Employee Benefits

        The Company has various defined benefit pension plans covering certain U.S. salaried employees and eligible hourly employees. In addition to its own pension plans, the Company contributes to a multi-employer defined benefit pension plan covering eligible employees who are represented by the United Mine Workers of America ("UMWA"). The Company funds its retirement and employee benefit plans in accordance with the requirements of the plans and, where applicable, in amounts sufficient to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

        The Company also provides certain postretirement benefits other than pensions, primarily healthcare, to eligible retirees. The Company's postretirement benefit plans are not funded. New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000. Effective January 1, 2003 the Company placed a monthly cap on Company contributions for postretirement healthcare coverage.

        The Company is required to measure plan assets and liabilities as of the fiscal year-end reporting date. As of December 31, 2011 and 2010, respectively, all of our pension plans have obligations that exceed plan assets. The amounts recognized for all of the Company's pension and postretirement benefit plans are as follows (in thousands):

	Pension Benefits		Other Benefits
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Accumulated benefit obligation	$246,021	$235,727	$577,918	$476,101

Change in projected benefit obligation:
Benefit obligation at beginning of year	$250,005	$226,580	$476,101	$452,659
Service cost	5,163	4,419	6,160	3,014
Interest cost	12,576	12,906	25,140	26,040
Actuarial loss	5,895	16,338	84,796	16,594
Benefits paid	(11,027)	(10,238)	(21,813)	(22,732)
Plan amendments	375	—	104	—
Plan settlements	(4,207)	—	—	—
Business combinations	—	—	7,430	—
Other	—	—	—	526

Benefit obligation at end of year	$258,780	$250,005	$577,918	$476,101

Change in plan assets:
Fair value of plan assets at beginning of year	$191,736	$160,944	$—	$—
Actual gain on plan assets	1,163	21,270	—	—
Employer contributions	24,871	19,760	21,813	22,732
Benefits paid	(11,026)	(10,238)	(21,813)	(22,732)
Plan settlements	(4,207)	—	—	—

Fair value of plan assets at end of year	$202,537	$191,736	—	—

Unfunded status of the plan	$(56,243)	$(58,269)	$(577,918)	$(476,101)

Amounts recognized in the balance sheet:
Other current liabilities	$(5,083)	$(8,892)	$—	$—
Accumulated postretirement benefits obligation
Current			$(27,247)	$(24,753)
Long-term			(550,671)	(451,348)
Other long-term liabilities	(51,160)	(49,377)	—	—

Net amount recognized	$(56,243)	$(58,269)	$(577,918)	$(476,101)

Amounts recognized in accumulated other comprehensive income, pre-tax
Prior service cost	$1,290	$1,187	$9,916	$8,852
Net actuarial loss	106,479	96,090	275,049	200,299

Net amount recognized	$107,769	$97,277	$284,965	$209,151

        The components of net periodic benefit cost are as follows (in thousands):

	Pension Benefits			Other Benefits
	For the years ended December 31,			For the years ended December 31,
	2011	2010	2009	2011	2010	2009
Components of net periodic benefit cost:
Service cost	$5,163	$4,419	$4,154	$6,160	$3,014	$3,049
Interest cost	12,576	12,906	12,458	25,140	26,040	23,294
Expected return on plan assets	(15,717)	(13,076)	(11,304)	—	—	—
Amortization of prior service cost (credit)	272	304	304	(961)	(2,098)	(1,950)
Amortization of net actuarial loss	8,252	8,922	9,356	10,046	14,522	6,440
Settlement loss	1,807	—	—	—	—	—

Net periodic benefit cost for continuing operations	$12,353	$13,475	$14,968	$40,385	$41,478	$30,833

        The estimated portion of net prior service cost and net actuarial loss remaining in accumulated other comprehensive income that is expected to be recognized as a component of net periodic benefit cost in 2012 are as follows (in thousands):

	Pension Benefits	Other Benefits
Prior service cost	$256	$1,045
Net actuarial loss	9,252	14,725

Net amount to be recognized	$9,508	$15,770

        Changes in plan assets and benefit obligations recognized in other comprehensive income as (income) loss in 2011 are as follows (in thousands):

	Pension Benefits	Other Benefits	Total
Current year net actuarial loss	$20,544	$84,796	$105,340
Current year prior service cost	374	104	478
Amortization of actuarial loss	(10,059)	(10,046)	(20,105)
Amortization of prior service cost (credit)	(272)	961	689

Total	10,587	75,815	86,402
Deferred income taxes	(4,037)	(29,141)	(33,178)

Total recognized in other comprehensive (income) loss, net of taxes	$6,550	$46,674	$53,224

        A summary of key assumptions used is as follows:

	Pension Benefits			Other Benefits
	December 31,			December 31,
	2011	2010	2009	2011	2010	2009
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.02%	5.30%	5.90%	5.14%	5.35%	5.90%
Rate of compensation increase	3.70%	3.70%	3.70%	—	—	—
Weighted average assumptions used to determine net periodic cost:
Discount rate	5.30%	5.90%	6.50%	5.35%	5.90%	6.50%
Expected return on plan assets	7.75%	8.25%	8.90%	—	—	—
Rate of compensation increase	3.70%	3.70%	3.70%	—	—	—

	December 31,
	2011		2010		2009
	Pre-65	Post-65	Pre-65	Post-65	Pre-65	Post-65
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	8.00%	8.00%	7.50%	7.50%	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2018	2016	2016	2016	2016

        The discount rate is based on a yield-curve approach which matches the expected cash flows to high quality corporate bonds available at the measurement date. The model constructs a hypothetical bond portfolio whose cash flows match the year-by-year, projected benefit cash flow from the benefit plan. The yield on this hypothetical portfolio is the maximum discount rate used. The yield curve is based on a universe of bonds available from the Barclays Capital bond database at the measurement date, with a quality rating of AA or better by Moody's or S&P. To minimize any potential distortion only bonds with significant issues of at least 100,000 outstanding are used. Bonds whose yields exceed two standard deviations from the yield curve derived from similar quality bonds are excluded. In addition, other tests are performed to eliminate bonds that do not appear to be priced properly by the market.

        The plan assets of the pension plans are held and invested by the Walter Energy, Inc. Subsidiaries Master Pension Trust ("Pension Trust"). The Pension Trust employs a total return investment approach whereby a mix of equity and fixed income investments are used to meet the long-term funding and near-term cash flow requirements of the pension plan. The asset mix strives to generate rates of return sufficient to fund plan liabilities and exceed the long-term rate of inflation, while maintaining an appropriate level of portfolio risk. Risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio is diversified across domestic and foreign equity holdings, and by investment styles and market capitalizations. Domestic equity holdings primarily consist of investments in large-cap and mid-cap companies located in the United States, and of investments in collective trusts managed to replicate the investment performance of industry standard investment indexes. Foreign equity holdings primarily consist of investments in domestically managed mutual funds located in the United States. Fixed income holdings are diversified by issuer, security type and principal and interest payment characteristics. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Fixed income and derivatives holdings primarily consist of investments in domestically managed mutual funds located in the United States. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual benefits liability measurements, and periodic asset/liability studies. Management believes the only significant concentration of investment risk lies in exposure to the U.S. domestic markets as compared to total global investment opportunities.

        Effective January 1, 2011, the Company lowered its expected return on plan assets from 8.25% to 7.75% given the decline in asset performance due to the ongoing global recession and disruption in the financial markets, as well as management's reevaluation of the ongoing impact of active management of assets by outside investment advisors. During 2009, the strategic allocation in the fixed income component was raised from 30% to 40% with a corresponding reduction in equity allocation from 70% to 60%. As a result of this change, the expected return on asset assumption decreased from 8.90% in 2009 to 8.25% in 2010. As of December 31, 2011, the Pension Trust's strategic asset allocation targets are as follows:

			Actual Allocation
	Strategic Allocation	Tactical Range
			2011	2010
Equity investments:
Large capitalization stocks	38.5%	29-48%	37.2%	39.1%
Mid capitalization stocks	8.5%	6-11%	9.5%	11.2%
Small capitalization stocks	0.0%	0%	0.0%	0.0%
International stocks	13.0%	9-17%	12.5%	11.6%

Total equity investments	60.0%	50-70%	59.2%	61.9%
Fixed income investments	40.0%	30-50%	39.0%	37.5%
Cash	0.0%	0-5%	1.8%	0.6%

Total	100.0%		100.0%	100.0%

        These ranges are targets and deviations may occur from time-to-time due to market fluctuations. Portfolio assets are typically rebalanced to the allocation targets at least annually.

        As of December 31, 2011, the fair values of the Pension Trust's assets were as follows ($ in thousands):

Asset category		Level 1(L1)	Level 2(L2)	Level 3(L3)
Cash	$3,568	X
Equity investments
Large cap value—Index(a)	16,586	X
Large cap value(b)	16,658	X
Large cap growth—Index(c)	21,195	X
Large cap growth(d)	20,894	X
Mid-cap growth(e)	19,350	X
International(f)	25,332	X
Fixed income investments:
Intermediate-term bond(g)	73,928	X
Long-term bond(h)	5,026	X

Total	$202,537

(a)
This category comprises an investment in a low-cost, non-actively managed, U.S.-regulated equity index mutual fund that tracks the Russell 1000 Value Index.

(b)
This category comprises an investment in an actively managed, U.S.-regulated mutual fund with a goal of achieving a return above the Russell 1000 Value Index.

(c)
This category comprises an investment in a low-cost, non-actively managed, U.S.-regulated equity index mutual fund that tracks the Russell 1000 Growth Index.

(d)
This category primarily consists of U.S. common stocks selected using a large-capitalization, growth-oriented investment strategy with a goal of achieving a return above the Russell 1000 Growth Index.

(e)
This category primarily consists of U.S. common stocks selected using a mid-capitalization, growth-oriented investment strategy with a goal of achieving a return above the Russell Mid Cap Index.

(f)
This category comprises an investment in an actively managed, U.S.-regulated mutual fund with a goal of achieving a return above the MSCI EAFE Index.

(g)
This category comprises an investment in an actively managed, U.S.-regulated mutual fund with a goal of achieving a return above the Barclays Capital U.S. Aggregate Bond Index.

(h)
This category comprises an investment in a low-cost, non-actively managed, U.S.-regulated mutual fund that tracks the Barclays Capital U.S. Long Government/Credit Float Adjusted Index.

(L1)
These assets are equity securities or exchange traded funds whose fair value is determined from quoted prices on nationally recognized securities exchanges.

(L2)
The Pension Trust does not invest in any Level 2 assets with unobservable inputs.

(L3)
The Pension Trust does not invest in any Level 3 assets with significant unobservable inputs.

        The Pension Trust employs a building block approach in determining the long-term rate of return for plan assets. Historical market returns are studied and long-term risk/return relationships between equity and fixed income asset classes are analyzed. This analysis supports the widely accepted fundamental investment principle that assets with greater risk generate higher returns over long periods of time. The historical impact of returns in one asset class on returns of another asset class is reviewed to evaluate portfolio diversification benefits. Current market factors including inflation rates and interest rate levels are considered before assumptions are developed. The long-term portfolio return is established via the building block approach by adding interest rate risk and equity risk premiums to the anticipated long-term rate of inflation. Proper consideration is given to the importance of portfolio diversification and periodic rebalancing. Peer data and historical return assumptions are reviewed to check for reasonableness.

        Assumed healthcare cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans. A one-percentage-point change in the trend rate for these assumptions would have the following effects (in thousands):

	Increase (Decrease)
	1-Percentage Point Increase	1-Percentage Point Decrease
Health care cost trend:
Effect on total of service and interest cost components	$4,580	$(3,693)
Effect on postretirement benefit obligation	$79,862	$(65,409)
Discount rate:
Effect on postretirement service and interest cost components	$13,897	$(85)
Effect on postretirement benefit obligation	$(68,165)	$84,930
Effect on current year postretirement benefits expense	$(3,820)	$4,621
Effect on pension service and interest cost components	$127	$(237)
Effect on pension benefit obligation	$(26,555)	$32,101
Effect on current year pension expense	$(2,554)	$2,995
Expected return on plan assets:
Effect on current year pension expense	$(1,905)	$1,905
Rate of compensation increase:
Effect on pension service and interest cost components	$444	$(396)
Effect on pension benefit obligation	$3,452	$(3,185)
Effect on current year pension expense	$836	$(757)

        The Company's minimum pension plan funding requirement for 2012 is $28.1 million, which the Company expects to fully fund. The Company also expects to pay $27.2 million in 2012 for benefits related to its other postretirement healthcare plan. The following estimated benefit payments from the plans, which reflect expected future service, as appropriate, are expected to be paid as follows (in thousands):

	Pension Benefits	Other Postretirement Benefits Before Medicare Subsidy	Medicare Part D Subsidy
2012	$18,479	$29,006	$1,760
2013	$14,304	$31,102	$1,986
2014	$15,173	$32,952	$2,234
2015	$16,566	$34,626	$2,502
2016	$16,736	$36,268	$2,740
Years 2017-2021	$92,313	$197,460	$17,761

        The Company and certain of its subsidiaries maintain profit sharing and 401(k) plans. The total cost of these plans in 2011, 2010 and 2009 was $0.4 million, $0.4 million and $0.5 million, respectively.

UMWA Pension and Benefit Trusts

        The Company is required under its agreement with the UMWA to contribute to multi-employer plans providing pension, healthcare and other postretirement benefits. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

  •
  Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

  •
  If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

  •
  The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended in 1980, imposes certain liabilities on contributors to multi-employer pension plans in the event of a contributor's withdrawal from the plan.

        At December 31, 2011, approximately 38% of Walter Energy's workforce was represented by the UMWA and covered under our collective bargaining agreement which began July 11, 2012 and will expire December 31, 2016. During 2011 the number of UMWA represented employees increased by approximately 300 as a result of the acquisition of the North River mine described in Note 3.

UMWA 1974 Pension Plan

        The Company is required under the agreement with the UMWA to pay amounts to the 1974 UMWA Pension Plan ("the 1974 Pension Plan") based principally on hours worked by UMWA represented employees. The required contribution called for by our current collective bargaining agreement is $5.50 per hour worked. This cost is recognized as an expense in the year the payments are assessed. The benefits provided by the 1974 Pension Plan to the participating employees are determined based on age and years of service at retirement. The Company was listed in the 1974 Pension Plan's Form 5500, filed April 15, 2011, as providing more than 5 percent of the total contributions for the 2009 plan year.

        As of June 30, 2011, the most recent date for which information is available, the 1974 Pension Plan was underfunded. This determination was made in accordance with ERISA calculations. In October 2011, the Company received notice from the trustees of the 1974 Pension Plan stating that the plan is considered to be "seriously endangered" for the plan year beginning July 1, 2011. The Pension Protection Act ("Pensions Act") requires a funded percentage of 80% be maintained for this multi-employer pension plan, and if the plan is determined to have a funded percentage of less than 80% it will be deemed to be "endangered" or "seriously endangered", if the number of years to reach a projected funding deficiency equals 7 or less in addition to having a funded percentage of less than 80%, and if less than 65%, it will be deemed to be in "critical" status. The funded percentage certified by the actuary for the 1974 Pension Plan was determined to be 76.50% under the Pension Act.

        The Company faces risks and uncertainties by participating in the 1974 Pension Plan. All assets contributed to the plan are pooled and available to provide benefits for all participants and beneficiaries. As a result, contributions made by the Company benefit the employees of other employers. If the 1974 Pension Plan fails to meet ERISA's minimum funding requirements or fails to develop and adopt a rehabilitation plan, a nondeductible excise tax of five percent of the accumulated funding deficiency may be imposed on an employer's contribution to this multi-employer pension plan. As a result of the 1974 Pension Plan's "seriously endangered" status, steps must be taken under the Pension Act to improve the funded status of the plan. As a result, the Pension Act requires the 1974 Pension Plan to adopt a funding improvement plan no later than May 25, 2012, to improve the funded status of the plan, which may include increased contributions to the 1974 Pension Plan from employers in the future. Because our current collective bargaining agreement established our contribution obligations through December 31, 2016, our contributions to the 1974 Pension Plan should not increase during the term of the current collective bargaining agreement as a consequence of any funding improvement plan adopted by the 1974 Pension Plan to address the plan's seriously endangered status.

        Under current law governing multi-employer defined benefit plans, if the Company voluntarily withdrew from the 1974 Pension Plan, the currently underfunded multi-employer defined benefit plan would require the Company to make payments to the plan which would approximate the proportionate share of the multiemployer plan's unfunded vested benefit liabilities at the time of the withdrawal. The 1974 Pension Plan uses a modified "rolling five" method for calculating an employer's share of the unfunded vested benefits, or the withdrawal liability, for a plan year. An employer would be obligated to pay its pro-rata share of the unfunded vested benefits based on the ratio of hours worked by the employer's employees during the previous five plan years for which contributions were due compared to the number of hours worked by all the employees of the employers from which contributions were due. The 1974 Pension Plan's unfunded vested benefits at June 30, 2011, the end of the latest plan year, were $4.3 billion. The Company's percentage of hours worked compared during the previous five plan years to the total hours worked by all plan participants during the same period was estimated to be approximately 9%. The Company does not have any intention to withdraw from the plan; however, through June 30, 2012, the calculation of the Company's combined withdrawal liability amounts to $484.4 million.

        The following table provides additional information regarding the multiemployer plan in which the Company participates as of December 31, 2011 (in thousands):

		Pension Protection Act Zone Status
					Contributions of Walter Energy
	EIN/Pension Plan Number			FIP/RP Status Pending/Implemented				Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement
Pension Fund		2011	2010		2011	2010	2009
United Mine Workers of America 1974 Pension Plan(1)	52-1050282/002	Yellow	Green	Yes	$19,520	$13,425	$10,732	No	12/31/2016

(1)
The enrolled actuary for the UMWA 1974 Pension Plan ("the Plan") certified to the U.S. Department of the Treasury and the plan sponsor that the Plan is in "Seriously Endangered Status" for the plan year beginning July 1, 2011 and ending June 30, 2012. A funding improvement plan is currently pending. Federal law requires the Plan to adopt a funding improvement plan by May 25, 2012.

UMWA Benefit Trusts

        The Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act") created two multiemployer benefit plans: (1) the United Mine Workers of America Combined Benefit Fund ("Combined Fund") into which the former UMWA Benefit Trusts were merged, and (2) the 1992 Benefit Fund. The Combined Fund provides medical and death benefits for all beneficiaries of the former UMWA Benefit Trusts who were actually receiving benefits as of July 20, 1992. The 1992 Benefit Fund provides medical and death benefits to orphan UMWA-represented members eligible for retirement on February 1, 1993, and who actually retired between July 20, 1992 and September 30, 1994. The Coal Act provides for the assignment of beneficiaries to former employers and the allocation of unassigned beneficiaries (referred to as orphans) to companies using a formula set forth in the Coal Act. The Coal Act requires that responsibility for funding the benefits to be paid to beneficiaries, be assigned to their former signatory employers or related companies. This cost is recognized as an expense in the year the payments are assessed. The Company made no contributions to these funds for the years ended December 31, 2011 and 2010 and made contributions of $0.3 million during the year ended December 31, 2009.

        The UMWA 1993 Benefit Plan is a defined contribution plan that was created as the result of negotiations for the National Bituminous Coal Wage Agreement (NBCWA) of 1993. This plan provides healthcare benefits to orphan UMWA retirees who are not eligible to participate in the Combined Fund, or the 1992 Benefit Fund or whose last employer signed the 1993, or a later, NBCWA and who subsequently goes out of business. Contributions to the trust under the 2011 labor agreement are $0.50 per hour worked by UMWA represented employees for the year ended December 31, 2011. Contributions to the trust under the 2007 agreement were $1.42 per hour worked by UMWA represented employees for the year ended December 31, 2010, comprised of a $0.50 per hour worked under the labor agreement and $0.92 per hour worked by UMWA represented employees under the Tax Relief and Health Care Act of 2006 (the 2006 Act). Contributions to the trust under the 2007 agreement were $1.44 per hour worked by UMWA represented employees for the year ended December 31, 2009, comprised of a $0.50 per hour worked under the labor agreement and $0.94 per hour worked by UMWA represented employees under the 2006 Act. Total contributions to the UMWA 1993 Benefit Plan in 2011, 2010 and 2009 were $1.8 million, $3.8 million and $3.6 million, respectively.

NOTE 12—Stockholders' Equity

        In September 2008 the Board of Directors approved a $50.0 million share repurchase program and in December 2008 the Board of Directors authorized a $50.0 million expansion of the Company's share repurchase program. The new program began on January 1, 2009 and purchases were based on liquidity and market conditions. Through December 31, 2009, the Company purchased a total of 2,747,659 shares for $79.4 million. The Company purchased an additional 270,159 shares for $20.5 million and completed the program during the second quarter of 2010. On May 14, 2010, the Board of Directors authorized a $45.0 million share repurchase program, which was substantially completed during the third quarter of 2010. Through December 31, 2010, a total of 3,658,408 shares were repurchased under the programs for a total cost of approximately $144.8 million. No shares were repurchased in 2011.

        On February 27, 2009, the Company's Board of Directors authorized and declared a dividend of one preferred stock purchase right (a "Right") for each share of common stock to stockholders of record as of the close of business on April 23, 2009. The shareholders approved this action and the Company entered into a rights agreement on April 24, 2009. Initially the Right is not exercisable and will trade with our common stock. The Right may be exercisable under certain circumstances, including a person or group acquiring, or the commencement of a tender or exchange offer that would result in a person or group acquiring, beneficial ownership of more than 20% of the outstanding shares of common stock. Upon exercise of the Right, each Right holder, other than the person or group triggering the plan, will have the right to purchase from us 1/1000th of a share of junior preferred stock (subject to adjustment) or, at the Company's option, shares of common stock having a value equal to two times the exercise price of the Right. Each fractional share of the junior preferred stock has terms designed to make it substantially the economic equivalent of one share of common stock. This rights agreement expires on April 23, 2012.

        On April 23, 2009, shareholders voted to grant the Company the authority to issue 20,000,000 shares of preferred stock, at a par value of $0.01 per share. The Board believes the ability to issue preferred stock is necessary in order to provide the Company with greater flexibility in structuring future capital raising transactions, acquisitions and/or joint ventures, including taking advantage of financing techniques that receive favorable treatment from credit rating agencies. No preferred shares have been issued.

        On April 1, 2011, the Company issued 8,951,558 common shares valued at $1.2 billion in connection with the acquisition of Western Coal as described in Note 3.

        In connection with the acquisition of Western Coal, the Company assumed all the outstanding warrants of Western Coal (see Note 3). Upon exercise the outstanding Western Coal warrants will entitle the holder to receive cash and shares of Walter Energy common stock that would have been issued if the warrants had been exercised immediately before closing of the acquisition. Warrants to purchase an aggregate of 19,119 shares of Walter Energy common stock are exercisable and outstanding as of December 31, 2011. The warrants have an exercise price of CAD$3.25 and expire on June 28, 2012.

NOTE 13—Net Income Per Share

        A reconciliation of the basic and diluted net income per share computations for the years ended December 31, 2011, 2010 and 2009 is as follows (in thousands, except per share data):

	For the years ended December 31,
	2011		2010		2009
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator:
Income from continuing operations	$363,598	$363,598	$389,425	$389,425	$141,850	$141,850

Loss from discontinued operations	$—	$—	$(3,628)	$(3,628)	$(4,692)	$(4,692)

Denominator:
Average number of common shares outstanding	60,257	60,257	53,179	53,179	53,076	53,076
Effect of dilutive securities
Stock awards and warrants(a)	—	354	—	521	—	743

	60,257	60,611	53,179	53,700	53,076	53,819

Income from continuing operations	$6.03	$6.00	$7.32	$7.25	$2.67	$2.64
Loss from discontinued operations	—	—	(0.07)	(0.07)	(0.09)	(0.09)

Net income per share	$6.03	$6.00	$7.25	$7.18	$2.58	$2.55

(a)
Stock awards represent the weighted average number of shares of common stock issuable on the exercise of dilutive employee stock options and restricted stock units, less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such stock awards. These purchases were assumed to have been made at the average market price of the common stock for the period. The weighted average number of stock options outstanding of 31,511, 25,177, and 150,907 for the years ended December 31, 2011, 2010 and 2009, respectively, were excluded because their effect would have been anti-dilutive. Outstanding warrants entitle the holder to receive cash and shares of common stock upon exercise.

NOTE 14—Commitments and Contingencies

Income Tax Litigation

        The Company is currently engaged in litigation with the IRS with regard to certain federal income tax issues; see Note 9 for a more complete explanation.

Environmental Matters

        The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of its plants, mines and other facilities and with respect to remediating environmental conditions that may exist at its own and other properties.

        The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and can be reasonably estimated.

Walter Coke, Inc.

        Walter Coke entered into a decree order in 1989 relative to a Resource Conservation Recovery Act ("RCRA") compliance program mandated by the Environmental Protection Agency ("EPA"). A RCRA Facility Investigation ("RFI") Work Plan was prepared which proposed investigative tasks to assess the presence of contamination at the Walter Coke facility. A work plan was approved in 1994 and the Phase I investigations were conducted and completed between 1995 and 1999. Phase II investigations for the Chemical Plant/Coke Plant and Biological Treatment Facility and Sewers/Land Disposal Areas at the Walter Coke facility were performed in 2000 and 2001 and are complete. At the end of 2004, the EPA re-directed Walter Coke's RFI efforts toward completion of the Environmental Indicator ("EI") determinations for the Current Human Exposures. This EI effort was completed to assist the EPA in meeting goals set by the Government Performance Results Act ("GPRA") for RCRA by 2005. Walter Coke implemented the approved EI sampling plan in April 2005. The EPA approved and finalized the EI determinations for Walter Coke's Birmingham facility in September 2005. In an effort to refocus the RFI, the EPA approved technical comments on the Phase II RFI report and the report submitted as part of the EI effort. A Phase III work plan was submitted to the EPA during the first quarter of 2007. The EPA commented on the Phase III plan and Walter Coke responded. Subsequently, a meeting was held with the EPA during the third quarter of 2007 with the objective of finalization of the Phase III plan. Phase III sampling reports were submitted in March 2009 and June 2009. Beyond the scope of the Phase III activity performed in 2007 through 2009, additional requests by EPA expanded the scope of the project which required additional sampling and testing. In January 2008, as a follow-up to the EI determination, the EPA requested that Walter Coke perform additional soil sampling and testing in the neighborhoods surrounding its facility. Subsequent to EPA's initial request and presentation of a residential sampling plan to EPA by Walter Coke, the plan was finalized and community involvement initiated, with sampling and testing commencing in July 2009. The results of this sampling and testing were submitted to the EPA for review in December 2009. In conjunction with the plan, Walter Coke agreed to remediate portions of 23 properties based on the 2009 sampling and that process was started in July, 2011. As of December 31, 2011, Walter Coke had completed soil removal action at portions of 16 residential properties for which access agreements were obtained. In December 2011, the EPA notified Walter Coke in the form of a General Notice Letter that it proposed that the offsite remediation project be classified and managed as a Superfund site under CERCLA, allowing other Potentially Responsible Parties (PRP's) to be brought in.

        The Company has incurred costs to investigate the presence of contamination at the Walter Coke facility and to define remediation actions to address this environmental liability in accordance with the agreements reached with the EPA under the RFI and the residential soil sampling conducted by Walter Coke in the neighborhoods surrounding its facility. At December 31, 2011, the Company has an amount accrued that is probable and can be reasonably estimated for the costs to be incurred to identify and define remediation actions, as well as to perform certain remedial tasks which can be quantified, in accordance with the agreements reached and proposals that continue to be coordinated with the EPA to date. The amount of this accrual is not material to the financial statements. While it is probable that the Company will incur additional future costs to remediate environmental liabilities at the Walter Coke facility, the amount of these costs cannot be reasonably estimated at this time. Because the RCRA and CERCLA compliance programs are in the study phase with negotiation of final orders ongoing, until these processes are complete the Company is unable to fully estimate the cost of remediation activities that will be required. Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to the Walter Coke site or other sites, management does not believe at this time that the cleanup costs, if any, associated with these sites will have a material adverse effect on the financial condition of the Company, but such cleanup costs could be material to results of operations in a future reporting period.

        The Company and Walter Coke were named in a suit filed by Louise Moore on April 26, 2011 (Louise Moore v. Walter Energy, Inc. and Walter Coke, Inc., Case No. 2:11-CV-01391) in the federal District Court for the Northern District of Alabama. This is a putative civil class action alleging state law tort claims arising from the alleged presence on properties of substances, including arsenic, BaP, and other hazardous substances, allegedly as a result of current and/or historic operations in the area conducted by the companies and/or their predecessors. This action is still in the earliest stages of litigation. On June 6, 2011, the plaintiff filed an amended complaint eliminating Walter Energy as a defendant and amending the claims alleged against Walter Coke to relate to Walter Coke's alleged conduct for the period commencing after March 2, 1995. Based on initial evaluation, management believes that both procedural and substantive defenses are available to the Company and Walter Coke expects to vigorously defend this matter. No specific dollar value has been claimed in the suit's demand for monetary damages. On June 20, 2011, Walter Coke filed a Motion to Dismiss which, was heard on October 28, 2011. As of the date of filing this annual report on Form 10-K, a ruling has not been received.

Maple Coal Company

        Maple Coal Company ("Maple") was the subject of a compliance order issued against its water discharge permit in April, 2007 by the West Virginia Department of Environmental Protection ("WVDEP"). This order provided that Maple would have until April 5, 2010 to comply with certain water quality-based effluent limitations for selenium concentrations in discharges from its mining operations.

        Maple sought a permit modification to extend the selenium compliance date beyond April 5, 2010. That permit modification application was denied by the WVDEP. Maple appealed that denial to the West Virginia Environmental Quality Board ("EQB"), which issued a Stay of those limits, to be effective until it had issued a ruling. The Kanawha County (West Virginia) Circuit Court also issued Stay Orders, preventing the selenium effluent limits in Maple's National Pollutant Discharge Elimination System ("NPDES") permit from taking effect until the exhaustion of all appeals from the WVDEP denial and the conclusion of the WVDEP's civil enforcement action.

        The EQB ruled against Maple's appeal. Maple has filed an appeal of these rulings (consolidated into one case) with the Fayette County (West Virginia) Circuit Court. In connection with this administrative appeal, Maple has also obtained a Stay Order from the Fayette County Circuit Court, suspending the effective date of the selenium limits in its NPDES permit pending the outcome of that appeal. The parties to that appeal agreed to defer briefing, pending negotiation of a comprehensive settlement of all such issues (discussed below) and the Court entered an order suspending the briefing schedule.

        In a related action, in June, 2010 the WVDEP instituted a civil enforcement action against Maple seeking to enforce effluent limits for non-selenium parameters found in the Maple permit, asserting violations of various in-stream water quality standards, and alleging a violation of the April 5, 2007 selenium compliance order. Maple has entered into a comprehensive Consent Decree with the WVDEP with civil penalties of $229,350 resolving that case and the EQB case mentioned above.

        In a second related action, in January, 2011 three environmental interest groups filed a Clean Water Act citizen's suit against Maple, seeking more than $14 million in civil penalties for selenium violations since April, 2010 and injunctive relief in the form of mandatory treatment plant installations. The plaintiffs filed a Motion for Partial Summary Judgment on Jurisdiction and Liability, and Maple filed a Cross-Motion for Summary Judgment. On September 2, 2011, the Court issued a Memorandum Opinion and Order (the "Sept. 2 Order") granting, in part, and denying, in part, both motions. In partially granting Maple's motion, the Court held that the plaintiffs' members had not shown a sufficient connection to establish standing to bring a claim as to discharges from one of the outlet under the Maple NPDES Permit at issue. The Court upheld jurisdiction over claims based on discharges from one of the outlets, and found that the plaintiffs were entitled to summary judgment on liability as to past and continuing selenium discharges from that outlet. The plaintiffs filed a Motion to Amend Judgment, asking the Court to reverse its Sept. 2 Order as to their dismissed claims, that was denied by Order dated October 24, 2011. Maple, in turn, filed a motion seeking the right to file an interlocutory appeal of that part of the Court's Sept. 2 Order that denied its motion to dismiss based on the WVDEP's diligent enforcement against Maple, which the Court denied by Order dated December 19, 2011. Maple has filed a Motion for Summary Judgment on the basis of mootnes with the entering into a Consent Order with WVDEP. As of the date of filing this annual report on Form 10-K, a ruling has not been received. A trial on civil penalties for past violations and injunctive relief to address continuing violations at the remaining outlet is scheduled for May, 2012.

        In addition, these same plaintiffs served a second Notice of Intent to Sue under the Clean Water Act on September 23, 2011, alleging that Maple Coal is liable for having caused selenium water quality standard violations authorized under a different NPDES permit. Maple responded to that Notice on October 31, 2011, and plaintiffs have not filed a lawsuit or amended their existing suit addressing those threatened claims.

        At present the likelihood of an unfavorable outcome as to the federal court citizens' suit is neither remote nor probable and no opinion can be offered regarding the likelihood of the citizens suit plaintiffs succeeding in this action. As such, the Company has not made a provision for these claims in its consolidated financial statements. Regardless of the manner of their disposition, however, civil penalties, mandatory treatment facility costs, and other costs that may ultimately be incurred as a result of these proceedings could be material.

Jim Walter Resources

        In July, 2011, Jim Walter Resources, Inc. ("JWR") reported a slurry spill at its North River mine to the Alabama Department of Environmental Management ("ADEM") and the Alabama Surface Mining Commission ("ASMC"). As a result, a penalty of $145,200 was assessed and paid to ASMC in November, 2011. A penalty of $60,000 was assessed by ADEM in December, 2011. JWR has expended approximately $5.0 million in remediation costs which is substantially complete and is pursuing insurance claims.

Securities Class Actions and Shareholder Derivative Actions

        On January 26, 2012, a putative class action was filed against Walter Energy and some of its current and former senior executive officers in the U.S. District Court for the Northern District of Alabama (Rush v. Walter Energy, Inc., et al.). The three executive officers named in the complaint are: Keith Calder, Walter's former CEO; Walter Scheller, the Company's current CEO; and Neil Winkelmann, former President of Walter's Canadian and European Operations (collectively the "Individual Defendants"). The complaint was filed by Peter Rush, a purported shareholder of Walter Energy who seeks to represent a class of Walter shareholders who purchased the common stock of Walter between April 20, 2011 and September 21, 2011.

        The complaint alleges that Walter and the Individual Defendants made false and misleading statements regarding the Company's operations outlook for the second quarter of 2011. The complaint further alleges that the Company and the Individual Defendants knew that these statements were misleading and failed to disclose material facts that were necessary in order to make the statements not misleading. Plaintiff claims violations of Section 10(b) of the Securities Exchange Act of 1934, Rule 10b-5 promulgated thereunder, and Section 20(a) of the 1934 Act. The Court has not yet appointed lead plaintiff or lead plaintiff's counsel. Defendants have yet to be served with a complaint in this action. Walter Energy and the other named defendants believe that there is no merit to the claims alleged and intend to vigorously defend the action.

        On February 7, 2012, a shareholder derivative lawsuit was filed in the 10th Judicial Circuit of Alabama (Israni v. Clark et al.). On February 10, 2012 a second shareholder derivative suit was filed in the same court (Himmel v. Scheller et al.), and on February 16, 2010 a third derivative suit was filed (Walters v. Scheller et al.). All three complaints name as defendants the Company's current Board of Directors, Keith Calder and Neil Winkelmann. The Company is named as a nominal defendant in each complaint. The three complaints allege similar facts to those alleged in the Rush complaint. The complaints variously assert state law claims, for breaches of fiduciary duties for alleged failures to maintain internal controls and to properly manage the Company, unjust enrichment, waste of corporate assets, gross mismanagement and abuse of control. The three derivative actions seek, among other things, recovery for the company for damages that the company suffered as a result of alleged wrongful conduct.

        Walter Energy and the other named defendants believe that there is no merit to the claims alleged and intend to vigorously defend these actions.

        In November, 2009, Western Coal was named as a defendant in a statement of claim issued by a plaintiff who seeks leave of the Ontario Courts to proceed with a securities class action. This claim also named Western Coal's former President and director, John Hogg, and two of its non-executive directors, John Brodie and Robert Chase, as defendants.

        The plaintiff subsequently delivered an amended claim that added new allegations that seeks to have the amended claim certified as a class action separately from the proposed securities class action allegations. The new allegations focused on certain transactions the plaintiff claims were oppressive and unfair to the interests of shareholders. The amended claim included additional defendants of Western Coal's former Chairman, John Byrne, its remaining non-executive directors John Conlon and Charles Pitcher, Audley European Opportunities Master Fund Limited, Audley Capital Management Limited, and Audley Advisors LLP.

        The proposed securities claims allege that those persons who acquired or disposed of Western Coal shares between November 14, 2007 and December 10, 2007 should be entitled to recover $200 million for general damages and $20 million in punitive damages. The plaintiff alleges that Western Coal's consolidated financial statements for the second quarter of fiscal 2008 and the accompanying news release issued on November 14, 2007 misrepresented Western Coal's financial condition and that Western Coal failed to make full, plain and true disclosure of all material facts and changes.

        The plaintiff's oppression claims are advanced in respect of security holders in the period between April 26, 2007 and July 13, 2009. The claims are that the defendants caused Western Coal to enter into transactions that had a dilutive effect on the interests of shareholders. The damages associated with these alleged dilutive effects have not been developed or quantified.

        The plaintiff's motions to proceed with securities claims and also to certify the securities and oppression claims as class actions were rescheduled to allow the plaintiff additional time to answer the Company's position. This has now been done. The hearing dates are set for June 2012.

        Western Coal and the other named defendants continue to, and will vigorously defend the allegations. They maintain that there is no merit to the claims and that the damages are without foundation and excessive. Accordingly, the Company has made no provision for the claims in its financial statements.

Miscellaneous Litigation

        The Company and its subsidiaries are parties to a number of other lawsuits arising in the ordinary course of their businesses. The Company records costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The effect of the outcome of these matters on the Company's future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a material adverse effect on the Company's consolidated financial statements.

Commitments and Contingencies—Other

        In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing known contingencies is not expected to significantly affect the Company's financial position and results of operations.

Undistributed Foreign Earnings

        The Company has not provided U.S. income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2011 because it intends to indefinitely reinvest such earnings outside the U.S. If this intent changes, additional income tax expense would likely be recorded due to the differential in tax rates between the U.S. and the international jurisdictions. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability on such repatriation may be partially reduced by any foreign income taxes previously paid on these earnings. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted is not practicable.

Ridley Terminal Services Agreement

        In connection with the acquisition of Western Coal, the Company assumed a terminal services agreement (the "Agreement") with Ridley Terminals Inc. located in British Columbia. The Agreement contains minimum throughput obligations each calendar year through December 31, 2020. If the Company does not meet its minimum throughput obligation, the Company shall pay Ridley Terminals a contractually specified amount per metric ton for the difference between the actual throughput and the minimum throughput requirement. The Company expects to meet future minimum throughput requirements and as such no liability has been established at December 31, 2011.

Lease Obligations

        The Company's leases are primarily for mining equipment, automobiles and office space. The total cost of assets under capital leases was $118.8 million and $9.4 million at December 31, 2011 and 2010, respectively. Accumulated amortization on assets under capital leases was $16.8 million and $4.2 million at December 31, 2011 and 2010, respectively. Amortization expense for capital leases is included in depreciation and depletion expense. Rent expense was $21.0 million, $13.7 million, and $10.9 million for the years ended December 31, 2011, 2010 and 2009, respectively. Future minimum payments under non-cancellable capitalized and operating leases obligations as of December 31, 2011 are as follows (in thousands):

	Capitalized Leases	Operating Leases
2012	$29,843	$22,435
2013	20,948	16,310
2014	17,273	13,471
2015	5,980	7,327
2016	61	4,869
Thereafter	—	2,936

Total	74,105	$67,348

Less: amount representing interest and other executory costs	(6,002)

Present value of minimum lease payments	$68,103

        A substantial amount of the coal we mine is produced from mineral reserves leased from third-party land owners. These leases convey mining rights to the coal producer in exchange for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Although coal leases have varying renewal term and conditions, they generally last for the economic life of the reserves. Coal royalty expense was $111.5 million, $88.8 million and $41.6 million for the years ended December 31, 2011, 2010 and 2009 respectively.

NOTE 15—Derivative Financial Instruments

Interest Rate Swaps

        On June 27, 2011, the Company entered into an interest rate swap agreement with a notional value of $450.0 million. The objective of the swap is to protect against the variability in expected future cash flows attributable to changes in the benchmark interest rate related to interest payments required under the 2011 Credit Agreement. The interest rate on the debt is subject to change due to fluctuations in the benchmark interest rate of 3-month LIBOR. The structure of the hedge is a three year amortizing interest rate swap based on a 1.17% fixed rate with fixed rate and floating rate payment dates effective July 18, 2011. The hedge will be settled upon maturity and is being accounted for as a cash flow hedge. Changes in the fair value of the hedge that take place through the date of maturity are reported in accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings.

        On December 30, 2008, the Company entered into an interest rate hedge agreement with a notional value of $31.5 million. The objective of the hedge is to protect against the variability in expected future cash flows attributable to changes in the benchmark interest rate related to 62 of the 64 monthly interest payments required under an equipment financing arrangement for a new longwall shield system entered into on October 21, 2008. The interest rate on the debt is subject to change due to fluctuations in the benchmark interest rate of 1-month LIBOR. The structure of the hedge is a 62 month amortizing interest rate swap based on a 1.84% fixed rate with fixed rate and floating rate payment dates effective February 1, 2009. The hedge will be settled upon maturity and is being accounted for as a cash flow hedge. Changes in the fair value of the hedge that take place through the date of maturity are reported in accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings.

Interest Rate Cap

        On June 27, 2011, the Company entered into an interest rate cap agreement related to interest payments required under the 2011 Credit Agreement with a notional value of $255.0 million. The objective of the cap is to protect against the variability in expected future cash flows attributable to changes in the benchmark interest rate above 2.00%. The interest rate on the debt is subject to change due to fluctuations in the benchmark interest rate of 3-month LIBOR. The structure of the hedge is a three year amortizing interest rate cap based on a strike price of 2.00% with fixed rate and floating rate payment dates effective July 7, 2011. The hedge will be settled upon maturity and is being accounted for as a cash flow hedge. Changes in the fair value of the hedge that take place through the date of maturity are reported in accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings.

Natural Gas Hedge

        Revenues derived from the sale of natural gas are subject to volatility based on changes in market prices. In order to reduce the risk associated with natural gas price volatility, on June 7, 2011 the Company entered into a one year swap contract to hedge 4.2 million MMBTUs of natural gas sales beginning in July 2011 and ending June 2012, at a price of $5.00 per MMBTU. The swap agreement will hedge approximately 35% of anticipated natural gas sales from July 2011 through June 2012. The hedge will be settled upon maturity and is being accounted for as a cash flow hedge. Changes in the fair value of the hedge that take place through the date of maturity are reported in accumulated other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transactions affect earnings.

        The following table presents the fair values of the Company's derivative instruments as well as the classification in the Condensed Consolidated Balance Sheets (in thousands). See Note 16 for additional information related to the fair values of our derivative instruments.

	December 31, 2011	December 31, 2010
Asset derivatives designated as cash flow hedging instruments:
Natural gas hedge(1)	$4,050	$—
Interest rate cap(2)	432	—

Total asset derivatives	$4,482	$—

Liability derivatives designated as cash flow hedging instruments:
Interest rate swaps(3)	$5,683	$386

(1)
Included in other current assets.

(2)
$143 thousand is included in other current assets and $289 thousand is included in other long-term assets.

(3)
As of December 31, 2011, $1.8 million is included in other current liabilities and $3.9 million is included in other long-term liabilities. The December 31, 2010 balance was included in other long-term liabilities.

        The following tables present the gains and losses from derivative instruments for the years ended December 31, 2011 and 2010 and their location within the Consolidated Financial Statements (in thousands). The Company utilizes only cash flow hedges that are considered highly effective.

Derivatives designated as cash flow hedging instruments	Gain (loss) recognized in accumulated other comprehensive income, net of tax		Gain (loss) reclassified from accumulated other comprehensive income (loss) to earnings		Gain (loss) recognized in earnings
	For the years ended December 31,		For the years ended December 31,		For the years ended December 31,
	2011	2010	2011	2010	2011	2010
Natural gas hedges(1)	$2,309	$(386)	$2,387	$3,017	$—	$—
Interest rate swaps(2)	(3,294)	(210)	(1,342)	(375)	—	—
Interest rate cap(2)	269	—	—	—	—	—

Total	$(716)	$(596)	$1,045	$2,642	$—	$—

(1)
Amounts recorded in miscellaneous income in the Consolidated Statements of Operations

(2)
Amounts recorded in interest expense in the Consolidated Statements of Operations

NOTE 16—Fair Value of Financial Instruments

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy has been established for valuing assets and liabilities based on how transparent (observable) the inputs are that are used to determine fair value, with the inputs considered most observable categorized as Level 1 and those that are the least observable categorized as Level 3. Hierarchy levels are defined as follows:

Level 1:	Quoted prices in active markets for identical assets and liabilities;
Level 2:	Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and
Level 3:	Unobservable inputs that are supported by little or no market data which require the reporting entity to develop its own assumptions.

        The following table presents information about the Company's assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and indicate the fair value hierarchy of the valuation techniques utilized to determine such values. For some assets, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When this is the case, the asset is categorized based on the level of the most significant input to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the assets being valued. The

Company's assets and liabilities measured at fair value on a recurring basis were not material at December 31, 2010.

	December 31, 2011
	Fair Value Measurements Using
				Total Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets:
Equity securities, trading	$12,369	$—	$—	$12,369
Equity securities, available-for-sale	12,099	—	—	12,099
Interest rate cap	—	432	—	432
Natural gas hedge	—	4,050	—	4,050

Total assets	$24,468	$4,482	$—	$28,950

Liabilities:
Interest rate swaps	$—	$5,683	$—	$5,683

        Below is a summary of the Company's valuation techniques for Level 1 and Level 2 financial assets and liabilities:

        Equity securities—As of December 31, 2011 the Company held equity investments in other current assets classified as trading and available-for-sale. Changes in the fair value of trading securities are recorded in other income and determined using observable market prices. For the year ended December 31, 2011 a loss of $2.9 million was recorded related to trading securities held at the reporting date. Changes in the fair value of available-for-sale securities are recorded in accumulated other comprehensive income (loss) and determined using observable market prices.

        Interest rate cap—The fair value of the interest rate cap was determined using quoted dealer prices for similar contracts in active over-the-counter markets.

        Natural gas hedge—The fair value of the natural gas hedge was determined using quoted dealer prices for similar contracts in active over-the-counter markets.

        Interest rate swaps—The fair value of interest rate swaps were determined using quoted dealer prices for similar contracts in active over-the-counter markets.

        The following methods and assumptions were used to estimate the fair value for which the fair value option was not elected:

        Cash and cash equivalents, receivables and accounts payable—The carrying amounts reported in the balance sheet approximate fair value.

        Debt—On April 1, 2011, the Company entered into a $2.725 billion credit agreement to partially fund the acquisition of Western Coal and to pay off all outstanding loans under the 2005 Credit Agreement (see Note 10). Debt associated with the Company's 2011 term loan A, term loan B and revolving credit facility in the amount of $894.8 million, $1.333 billion and $10.0 million at December 31, 2011, respectively, are carried at cost. The estimated fair value of the Company's term loan A, term loan B and revolving credit facility was $880.6 million, $1.319 billion and $9.7 million at December 31, 2011, respectively, based on similar transactions and yields in an active market for similarly rated debt (Level 2).

NOTE 17—Segment Information

        The Company's reportable segments are strategic business units arranged geographically which have separate management teams. The business units have been aggregated into three reportable segments following the Western Coal acquisition described in Note 1. These reportable segments are U.S. Operations, Canadian and U.K. Operations, and Other. Both the U.S. Operations and Canadian and U.K. Operations reportable segments primary business is that of mining and exporting metallurgical coal for the steel industry. The U.S. Operations segment includes Walter Energy's historical operating segments of Underground Mining, Surface Mining and Walter Coke as well as the results of the West Virginia mining operations acquired through the acquisition of Western Coal. The Canadian and U.K. segment includes the results of the mining operations located in Northeast British Columbia (Canada) and South Wales (United Kingdom). The Other segment primarily includes corporate expenses. Previously reported segment amounts have been restated to conform to the current period presentation.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance primarily based on operating income of the respective business segments.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables (in thousands):

	For the years ended December 31,
	2011	2010	2009
Revenues:
U.S. Operations	$1,871,182	$1,584,734	$964,358
Canadian and U.K. Operations	698,054	—	—
Other	2,122	2,996	2,469

Total Revenues(a)	$2,571,358	$1,587,730	$966,827

Segment operating income (loss):(b)
U.S. Operations	$561,370	$634,442	$231,256
Canadian and U.K. Operations	86,538	—	—
Other	(74,477)	(40,380)	(29,086)

Operating income	573,431	594,062	202,170
Less interest expense, net	(96,214)	(16,466)	(18,176)
Other income, net	17,606	—	—

Income from continuing operations before income tax expense	494,823	577,596	183,994
Income tax expense	(131,225)	(188,171)	(42,144)

Income from continuing operations	$363,598	$389,425	$141,850

	For the years ended December 31
	2011	2010	2009
Depreciation and depletion:
U.S. Operations	$155,702	$98,170	$72,533
Canadian and U.K. Operations	74,203	—	—
Other	776	532	406

Total	$230,681	$98,702	$72,939

Capital expenditures:
U.S. Operations	$149,996	$152,299	$95,672
Canadian and U.K. Operations	264,476	—	—
Other	94	5,177	626

Total	$414,566	$157,476	$96,298

	As of December 31,
	2011	2010	2009
Identifiable assets by segment:
U.S. Operations	$1,118,451	$1,021,534	$800,238
Canadian and U.K. Operations	5,021,521	—	—
Other	716,536	630,319	443,920
Assets of discontinued operations	—	5,912	15,198

Total	$6,856,508	$1,657,765	$1,259,356

Long-lived assets by country:
U.S.	$1,096,763	$790,001	$522,931
Canada	3,195,377	—	—
U.K.	395,451	—	—

Total	$4,687,591	$790,001	$522,931

(a)
Export sales were $2.0 billion, $1.2 billion and $728.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. Export sales to customers in foreign countries in excess of 10% of consolidated revenues for the years ended December 31, 2011, 2010 and 2009 were as follows:

	Percent of Consolidated Revenues For the years ended December 31,
Country	2011	2010	2009
Brazil	10.5%	24.9%	20.2%
U.K.	6.2%	10.3%	12.6%
Germany	9.8%	13.7%	14.0%
(b)
Segment operating income (loss) amounts include expenses for postretirement benefits. A breakdown by segment of postretirement benefits (income) expense is as follows (in thousands):

	For the years ended December 31,
	2011	2010	2009
U.S. Operations	$41,745	$43,228	$31,902
Canadian and U.K. Operations	—	—	—
Other	(1,360)	(1,750)	(1,069)

	$40,385	$41,478	$30,833

NOTE 18—Related Party Transactions

        The Company owns a 50% interest in the joint venture Black Warrior Methane ("BWM"), which is accounted for under the proportionate consolidation method. The Company has granted the rights to produce and sell methane gas from its coal mines to BWM. The Company also supplies labor to BWM and incurs costs, including property and liability insurance, to support the joint venture. The Company charges the joint venture for such costs on a monthly basis. These charges for 2011, 2010 and 2009 were $2.9 million, $2.5 million and $2.5 million, respectively.

        In connection with the acquisition of Western Coal on April 1, 2011, the Company acquired a 50% interest in the Belcourt Saxon Coal Limited Partnership ("Belcourt Saxon"). Belcourt Saxon owns two multi-deposit coal properties which are located approximately 40 to 80 miles south of the Wolverine surface mine in Northeast British Columbia. The joint venture was formed for the future exploration and development of surface coal mines. Belcourt Saxon is accounted for under the proportionate consolidation method. Costs associated with the joint venture were not material for 2011. No field work was conducted on the Belcourt Saxon properties during 2011, other than maintenance of environmental monitoring stations.

NOTE 19—Restructuring and Impairments

        In December 2009, the Company closed its Walter Coke fiber plant. The fiber plant produced approximately 100,000 tons of various slag wool fiber products annually. The closure resulted in a restructuring and impairment charge of $3.6 million, of which $2.2 million related to the impairment of property, plant and equipment and $1.4 million related to severance and other obligations. In addition, Walter Coke recorded a charge of $0.9 million included in cost of sales in the 2009 statement of operations related to inventory write-downs. Approximately $0.1 million of cash was used in 2009 for severance and other obligations, with the remainder expended in 2010. As a result, there were no restructuring obligations remaining at December 31, 2010. The property, plant and equipment of the fiber plant was written down to fair value of $0.2 million, which was estimated using comparable transactions of similar assets, less the cost to dispose of the assets.

NOTE 20—Recent Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board ("FASB") issued an accounting standard update that requires companies to present the components of net income and other comprehensive income either in a single continuous statement or as two separate but consecutive statements. The accounting standard update eliminates the option to present comprehensive income solely as part of the statement of changes in stockholders' equity, and is effective for interim and annual periods beginning after December 15, 2011. The Company elected to present comprehensive income in a separate statement of comprehensive income, which is presented herein.

Supplemental Summary Quarterly Financial Information (Unaudited)
(in thousands, except per share amounts)

	Quarter ended
Fiscal Year 2011(1)	March 31	June 30	September 30	December 31
Revenues	$408,734	$770,871	$688,747	$703,006
Operating income	$119,767	$164,463	$158,027	$131,174
Net income	$81,813	$114,453	$87,080	$80,252
Diluted income per share:(2)
Net income per share	$1.53	$1.83	$1.39	$1.28

	Quarter ended
Fiscal Year 2010	March 31	June 30	September 30	December 31
Revenues	$312,049	$410,622	$464,262	$400,797
Operating income	$71,307	$170,223	$207,787	$144,735
Income from continuing operations	$42,695	$116,110	$136,972	$93,648
Income (loss) from discontinued operations	$(1,144)	$53	$(757)	$(1,780)
Net income	$41,551	$116,163	$136,215	$91,868
Diluted income (loss) per share:(2)
Income from continuing operations	$0.79	$2.16	$2.57	$1.75
Loss from discontinued operations	(0.02)	—	(0.02)	(0.03)

Net income per share	$0.77	$2.16	$2.55	$1.72

(1)
Results include the Western Coal operations since the date of acquisition on April 1, 2011. Amounts shown differ from the amounts reported in Forms 10-Q filed in 2011 to reflect the quarterly effects of the adjustments to preliminary purchase price allocations for Western Coal described in Note 3.

(2)
The sum of quarterly EPS amounts may be different than annual amounts as a result of the impact of variations in shares outstanding.

QuickLinks

  EXHIBIT 99.1
  Item 6. Selected Financial Data
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 8. Financial Statements and Supplementary Data
PART IV
  Item 15. Exhibits, Financial Statement Schedules
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Supplemental Summary Quarterly Financial Information (Unaudited) (in thousands, except per share amounts)